EXHIBIT 10.1
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among
PATTERN ENERGY GROUP INC.,

VERTUOUS ENERGY LLC,
each, a Purchaser

and
PATTERN ENERGY GROUP 2 LP,
Seller

Dated as of
November 20, 2018

Indirect Interests
in
STILLWATER WIND, LLC

LIST OF APPENDICES
Appendix A-1        General Definitions

Appendix A-2        Rules of Construction

Appendix B        Transaction Terms and Conditions

Appendix C        Acquired Interests; Ownership Structure; and Wind Project Information

Appendix D        Documents and Key Counterparties

Appendix E        Affiliate Transactions

LIST OF SCHEDULES

Schedule 2.5	Seller Consents and Approvals

Schedule 3.5	Purchaser Consents and Approvals

Schedule 6.4(b)    Control of Defense of Third Party Claims

LIST OF EXHIBITS

Exhibit A	Form of New B Member LLC Agreement

Exhibit B	Form of Reimbursement Agreement

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 20, 2018, is made by and among Pattern Energy Group Inc., a Delaware corporation (“PEGI”), Vertuous Energy LLC, a Delaware limited liability company (“PSP,” each of PSP and PEGI, a “Purchaser,” and together, “Purchasers”), and Pattern Energy Group 2 LP, a Delaware limited partnership (“Seller”). Capitalized terms used in this Agreement shall have the respective meanings specified in Appendix A-1 attached hereto.
RECITALS
WHEREAS, Seller owns, directly or indirectly through one or more of its Affiliates (each such Affiliate, a “Seller Affiliate”), some or all of the membership interests in the project company which owns the wind project (herein referred to as the “Project Company”, as described on Part I of Appendix C attached hereto; and the “Wind Project”, as described on Part II of Appendix C); and
WHEREAS, Seller desires to sell to Purchasers, and Purchasers desire to purchase from Seller, the Acquired Interests defined and described in Part I of Appendix C attached hereto (herein referred to as the “Acquired Interests”), with each Purchaser severally purchasing the percentage of the Acquired Interests set forth opposite its name in Part I of Appendix C (such Purchaser’s “Percentage Portion”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual terms, conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED INTERESTS
1.1    Agreement to Sell and Purchase. Subject to the satisfaction or waiver (by the party for whose benefit such condition exists) of the conditions set forth in Article 5 and the other terms and conditions of this Agreement, at the Closing (a) Seller shall sell, assign, transfer and convey (or, if applicable, cause the Subsidiary Transferor to sell, assign, transfer and convey) the Acquired Interests to Purchasers, and (b) each Purchaser shall severally purchase its Percentage Portion of the Acquired Interests from Seller (or, if applicable, the Subsidiary Transferor), for its pro rata portion of the Purchase Price set forth opposite its name in Part I of Appendix B (such Purchaser’s “Separate Purchase Price”, and collectively, the “Aggregate Purchase Price”).
1.2    Signing Date Deliverables. On or prior to the date of this Agreement, Seller has delivered or is delivering to Purchasers the Financial Model for the Project Company as of the date hereof. On the date of this Agreement each of Seller and Purchasers shall deliver to the other party the deliverables set forth in Part II of Appendix B.

1.3    Purchase Price. The purchase price payable by each Purchaser to Seller (or, if applicable, the Subsidiary Transferor) for the Acquired Interests at Closing shall be such Purchaser’s Separate Purchase Price set forth in Part I of Appendix B. The Aggregate Purchase Price shall be subject to adjustment by the Purchase Price Adjustment (if any) set forth in Part I of Appendix B. All payments of the Aggregate Purchase Price and any Purchase Price Adjustment shall be paid by wire transfer of same day funds in the applicable Currency to the applicable accounts set forth in Part I of Appendix B. The Post-Closing Adjustment (if any) shall be paid as set forth in Part I of Appendix B.
1.4    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date and at the location specified in Part III of Appendix B or such other time and place as the parties hereto shall mutually agree (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable), and will be effective as of 12:01 a.m. Eastern Time on the day the Closing occurs.
1.5    Conduct of Closing.
(a)    At or prior to the Closing, Seller shall deliver, or cause to be delivered, to each Purchaser:

(i)
Unexecuted forms of the ECCA Joinder, the Security Agreement Joinder, the ECCA Consent Joinder and the Grantor Supplement, which upon execution thereof by New B Member, New Holdings and the other parties thereto, will grant New Holdings the right and obligations to acquire the Project Company from Stillwater Energy (it being understood that such documents will be executed and delivered at the Closing by New B Member and New Holdings pursuant to Section 1.5(b)(ii) and Appendix B-2).

(ii)
a copy of the original membership interest certificate of the Project Company duly endorsed for transfer or with appropriate powers with respect thereto duly endorsed; provided, that if such interest is not in certificated form, Seller shall deliver a duly executed assignment agreement or other instrument conveying such interest to New Holdings in form and substance reasonably acceptable to each Purchaser (it being understood that the certificates and instruments under this clause (ii) are being held in escrow and will only be released following the Closing simultaneous with the purchase of the Project Company pursuant to the ECCA and the payment by New Holdings of the purchase price thereunder, a portion of which will be simultaneously paid to repay the construction loans under Financing Agreement as provided in the Flow of Funds Memorandum);

(iii)	any other documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of Seller, including the certificate referred to in Section 5.2(d); and

(iv)	any other Closing deliverables set forth in Appendix B-1.
(b)    At or prior to the Closing, each Purchaser shall deliver to Seller and the other Purchaser:

(i)	the documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of such Purchaser, including the certificate referred to in Section 5.3(d); and

(ii)	any other Closing deliverables set forth in Appendix B-2.
(c)    At or prior to the Closing, PEGI shall deliver to PSP an original membership interest certificate of New B Member duly endorsed for transfer or with appropriate powers with respect thereto duly endorsed; provided, that if such interest is not in certificated form, PEGI shall deliver to PSP a duly executed assignment agreement or other instrument conveying such interests to PSP in form and substance reasonably acceptable to PSP.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Seller hereby represents and warrants to Purchasers as set forth in this Article 2 as of (a) the date hereof and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 2 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.
2.1    Organization and Status. Each of Seller and the Subsidiary Transferor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement or Part I of Appendix C, as applicable, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Seller has made available to Purchasers complete and correct copies of the Organization Documents for the Project Company, the Subsidiary Transferor and each of their respective Subsidiaries. The Project Company does not have and has never had any Subsidiaries. The Project Company is a legal entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by such Person or the nature of the business conducted by such Person makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.2    Power; Authority; Enforceability. Each of Seller and the Subsidiary Transferor has the legal capacity and power to enter into, deliver and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the legal valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.
2.3    No Violation. The execution, delivery and performance by Seller of its obligations under this Agreement, and the performance by the Subsidiary Transferor of this Agreement, in each case including without limitation the sale of the Acquired Interests to the Purchasers, do not, and will not, (a) violate any Governmental Rule to which Seller, the Subsidiary Transferor, the Project Company or any of their respective Subsidiaries is subject or the Organization Documents of Seller, the Subsidiary Transferor, the Project Company or any of their respective Subsidiaries, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon the Acquired Interests or the Project Company, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller or the Subsidiary Transferor is a party or by which such Person is bound, (d) other than as set forth in Schedule 2.5, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel or require any Consent under any Material Contract or (e) other than as set forth in Schedule 2.5, require any notice under any Material Contract, except in the case of this clause (e), as would not reasonably be expected to be material in the context of the Wind Project or otherwise prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.
2.4    No Litigation.
(a)    None of Seller, the Subsidiary Transferor or their respective Affiliates is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation against Seller, the Subsidiary Transferor or their respective Affiliates which would reasonably be expected to be material to the ownership of the Acquired Interests or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

(b)    The Project Company is not a party to nor has it received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation which would reasonably be expected to be material to the Project Company or the Wind Project or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.
(c)    There are no material disputes with any counterparty to a Material Contract, nor has the Subsidiary Transferor or the Project Company made any material warranty claim under any Material Contract.
2.5    Consents and Approvals. Except as set forth in Schedule 2.5, no Consent of any Governmental Authority is required by or with respect to Seller, the Subsidiary Transferor, the Project Company or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller or the Subsidiary Transferor of the transaction contemplated hereby, except for any Consents which if not obtained or made prior to the Closing would not reasonably be expected to prevent or impair or delay the consummation of the transactions contemplated by this Agreement and which can be reasonably expected to be obtained or made in the ordinary course after the Closing.
2.6    Acquired Interests. Seller owns, directly or indirectly through one or more Seller Affiliates, of record and beneficially one hundred percent (100%) of the Acquired Interests. Part I of Appendix C sets forth the equity capitalization of the Project Company. All of the interests described in Part I of Appendix C have been duly authorized, validly issued and are fully-paid and non-assessable and, except as set forth on Part I of Appendix C, there are no outstanding (i) equity interests or voting securities of the Project Company, (ii) securities of the Project Company convertible into or exchangeable for any equity interests or voting securities of the Project Company or (iii) options or other rights to acquire from the Project Company, or other obligation of the Project Company to issue, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of the Project Company, or any obligations of the Project Company to repurchase, redeem or otherwise acquire any of the foregoing. The Seller (or, if applicable, the Subsidiary Transferor) has good and valid title to, and has, or will have, full power and authority to convey, the Acquired Interests, as of the Closing Date. The Acquired Interests have been, or will be, validly issued, and are, or will be, fully paid and non-assessable. No Person other than Purchasers has any written or oral agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from Seller or the Subsidiary Transferor of any of the Acquired Interests. On the Closing Date, Seller (or, if applicable, the Subsidiary Transferor) will convey to Purchasers good and valid title to the Acquired Interests free and clear of all Liens other than (i) any Liens granted to the financing parties pursuant to the LC Reimbursement Agreement and (ii) any obligations imposed under the Organization Documents of the Project Company or restrictions arising under applicable securities laws.
2.7    Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against, Seller or the Subsidiary Transferor, the Project Company or any of their respective Subsidiaries. None of

Seller, the Subsidiary Transferor, the Project Company or any of their respective Subsidiaries (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or its assets, and to the Knowledge of Seller, no application therefor is pending or threatened, (b) is insolvent or presumed to be insolvent under any law or is unable to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, or (d) has taken any action to approve any of the foregoing.
2.8    Compliance with Law.
(a)    There has been no actual violation by Seller or the Subsidiary Transferor of or failure by Seller or the Subsidiary Transferor to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
(b)    To the Knowledge of Seller, there has been no actual violation by the Project Company of or failure by the Project Company to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to be material and relates to the Wind Project or would otherwise reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
2.9    Taxes.
(a)    The Project Company has been, at all times since its formation, a partnership or a disregarded entity for U.S. federal income tax purposes.
(b)    No jurisdiction or authority in or with which the Project Company does not file Tax Returns has alleged that it is required to file such Tax Returns.
(c)    The Project Company has timely filed all Tax Returns that it is required to file, has timely paid or has caused to be timely paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and, to the extent such Taxes are not due, has established or caused to be established reserves that are adequate for the payment thereof as required by GAAP.
(d)    The Project Company has withheld from each payment made to any Person, all amounts required by applicable law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authorities.
(e)    The Project Company has charged, collected and remitted on a timely basis all Taxes as required under applicable laws on any sale, supply or delivery whatsoever, made by it.

(f)    The Project Company has maintained and continues to maintain at its place of business all records and books of account required to be maintained under applicable Law, including laws relating to sales and use Taxes.
(g)    No reassessments of the Taxes of the Project Company have been issued and are outstanding. None of the Seller, the Subsidiary Transferor, the Project Company or any of their respective Subsidiaries has received any indication from any Governmental Authority that an assessment or reassessment of the Project Company is proposed in respect of any Taxes, regardless of its merits. The Project Company has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.
2.10    Unregistered Securities. Assuming the accuracy of the representations made by the Purchasers in Section 3.8 and Section 3.9, (i) it is not necessary in connection with the sale or issuance of the Acquired Interests, under the circumstances contemplated by this Agreement, to register such Acquired Interests under the Securities Act of 1933 (the “Securities Act”) and (ii) no filings are required pursuant to the securities laws of any province or territory of Canada or under any other applicable securities laws.
2.11    Broker’s Fees. None of Seller, the Subsidiary Transferor, the Project Company or any of their respective Subsidiaries has any liability or obligation for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.12    Material Contracts. Parts I, III, IV and V of Appendix D collectively set forth a list of all Material Contracts. At or prior to the date hereof (or, in the case of Material Contracts included in any Updated Disclosure Schedules, at or prior to the date such Updated Disclosure Schedules are delivered) Seller has provided Purchasers with, or access to, copies of all Material Contracts. Each Material Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Project Company and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law. None of the Project Company or, to the Knowledge of Seller, any other party thereto (A) is in breach of or default in any material respect under a Material Contract and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material breach of or default under a Material Contract or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of a Material Contract, or (B) has received any written notice of termination or suspension of any Material Contract, and to the Knowledge of Seller, no action is being taken by any Person to terminate or suspend any Material Contract.
2.13    Real Property.
(a)    The interests of the Project Company in all Project Company Real Property are insured under the Title Policy identified in Part II of Appendix D. Except as set forth in Part II of Appendix C, the Project Company does not own any real property. To the Knowledge of Seller, no Governmental Authority has commenced the exercise of any eminent domain or similar power with respect to any Project Company Real Property owned by the Project Company, and there are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any such Project Company Real Property.
(b)    The Project Company has good and marketable title to or, subject to the terms and conditions of the Material Leases, a valid leasehold interest or the right to use all Project Company Real Property, free and clear of all Liens other than Permitted Liens. With respect to the Project Company Real Property it leases or on which it was granted easements, servitudes or superficies pursuant to the Material Leases, the Project Company has peaceful and undisturbed exclusive or nonexclusive possession under all Material Leases, easements, servitudes or superficies under which they are leasing or occupying property in accordance with the terms and conditions of the relevant Material Leases, easement, servitude or superficies and subject to the Permitted Liens. All rents and other payments under the Material Leases have been paid in full to the extent due.
(c)    The Project Company Real Property is sufficient to provide the Project Company with continuous, uninterrupted and, together with public roads, contiguous access to the Wind Project sufficient for the operation and maintenance of the Wind Project as currently conducted. All utility services necessary for the construction and operation of the Wind Project for its intended purposes are available or are reasonably expected to be so available as and when required upon commercially reasonable terms.
2.14    Permits. Part II of Appendix C sets forth a list of all material Permits acquired or held by the Project Company in connection with the operation of the Wind Project. The Project Company holds in full force and effect all Permits required for the operation of the Wind Project as presently conducted, other than those Permits required in connection with certain construction and maintenance activities which are ministerial in nature and can reasonably be expected to be obtained in due course on commercially reasonable terms and conditions as and when needed. The Project Company is not in material default or material violation, and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of, or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation under, any of the terms, conditions or provisions of any Permits held by the Project Company. There are no legal proceedings pending or, to the Knowledge of Seller, threatened in writing, relating to the suspension, revocation or modification of any Permits held by the Project Company.
2.15    Environmental Matters. Except as set forth in Part II of Appendix D, (i) the Project Company, the Project Company Real Property and the Wind Project are in material compliance with all Environmental Laws, (ii) the Project Company has not caused or contributed to the release of any Hazardous Substances in any material respect, and (iii) none of Seller, any of its Subsidiaries or the Project Company has received written notice from any Governmental Authority of any material Environmental Claim, or any written notice of any investigation, or any written request for information, in each case, under any Environmental Law. Except as set forth in the Material Contracts and Real Property Documents, none of Seller, any of its Subsidiaries or the Project Company has given any release or waiver of liability that would waive or impair any material claim based on the presence of Hazardous Substances in, on or under any real property, against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property.
2.16    Insurance. Part II of Appendix D sets forth a list of all material insurance maintained by or on behalf of the Project Company (the “Insurance Policies”). All Insurance Policies are now in full force and effect. All premiums with respect to the Insurance Policies covering all periods to and including the date hereof have been paid and, with respect to premiums due and payable prior to Closing, will be so paid. None of these Insurance Policies have lapsed and, to the Knowledge of Seller, there are no circumstances that have rendered such insurance unenforceable, void or voidable. None of Seller, the Subsidiary Transferor, the Project Company or any of their respective Subsidiaries has received any written notice in the past 12 months from the insurer under any Insurance Policies disclaiming coverage, reserving rights with respect to a particular claim or such Insurance Policy in general or canceling or materially amending any such Insurance Policy. The Project Company’s assets and properties are insured in amounts no less than as required by applicable Law, applicable Permits or any Material Contract to which the Project Company is a party or by which its assets or properties are bound.
2.17    Financial Model. The Financial Model has been prepared in good faith based on reasonable assumptions as to the estimates set forth therein and is consistent in all material respects with the provisions of the Material Contracts.
2.18    Financial Statements; No Undisclosed Liabilities; No Material Adverse Effect. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with prior periods, are correct and complete in all material respects and present fairly in accordance with GAAP the assets, liabilities, financial condition and results of operations of the Project Company as at their respective dates for the periods covered by the respective Financial Statements. The Project Company does not have any Indebtedness other than (a) as disclosed in the Financial Statements or pursuant to the Material Contracts, (b) incurred since the date of the Financial Statements and disclosed on Appendix D, (c) incurred after the date hereof in accordance with this Agreement, including Section 4.1(a), and (d) interest and fees accrued on any Indebtedness referred to in clause (a) after the date of the Financial Statements. Except as set forth in the Financial Statements, the Project Company does not have any liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than any liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements and any liabilities contained in the Material Contracts, other than liabilities thereunder arising from contractual breach. Since the date of the most recent balance sheet included in the Financial Statements, no Material Adverse Effect has occurred.
2.19    Personal Property. The Project Company has good and valid title to (or a valid leasehold interest in) the Personal Property currently owned or used by the Project Company in the operation of the Wind Project (other than Personal Property that individually and in the aggregate are immaterial to such operations), and such title or leasehold interests are free and clear of Liens other than Permitted Liens. All Personal Property that is material to the operation of the Wind

Project is in good operating condition and repair, subject to normal wear and maintenance, and is usable in the ordinary course of business.
2.20    Employees. The Project Company does not have, and has never had, any employees.
2.21    Employee Benefits. The Project Company does not have, and has never had, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).
2.22    Labor Matters. The Project Company is not a party to any collective bargaining agreement with a labor union or organization or any other Contract with any labor union or other employee representative of a group of employees.
2.23    Intellectual Property. The Project Company owns, licenses or can acquire on reasonable terms the Intellectual Property necessary to operate the Wind Project. To the Knowledge of Seller, no Intellectual Property required to operate the Wind Project infringes upon or otherwise violates any intellectual property rights of any third party. There are no unresolved pending or, to the Knowledge of Seller, threatened actions or claims that allege that the Project Company has infringed or otherwise violated any material intellectual property rights of any third party. To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating rights in any material respect any Intellectual Property of the Project Company.
2.24    Affiliate Transactions. Except as disclosed on Appendix E, there are no transactions, contracts or liabilities between or among (a) the Project Company on the one hand, and (b) Seller, any of its Affiliates or, to the Knowledge of Seller, any current representative of the Project Company, Seller or its Affiliates, or any member of the immediate family of any such representative, on the other hand.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, each Purchaser hereby severally represents and warrants to Seller (and in the case of the representations and warranties of PEGI set forth in Appendix B-6, to Seller and PSP) as set forth in this Article 3 and in Appendix B-6 as of (A) the date hereof and (B) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date; provided, that with respect to Section 3.11(b), such representation and warranty is made solely by PSP and with respect to Appendix B-6, such representations and warranties are made solely by PEGI. Whether or not a particular Section of this Article 3 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.
3.1    Organization and Status. Such Purchaser (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this

Agreement, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Such Purchaser has made available to Seller complete and correct copies of the Organization Documents for such Purchaser.
3.2    Power; Authority; Enforceability. Such Purchaser has the legal capacity and power to enter into and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal valid and binding obligation of such Purchaser, severally enforceable against such Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.
3.3    No Violation. The execution, delivery and performance by such Purchaser of its obligations under this Agreement, including without limitation the purchase of the Acquired Interests from Seller or the Subsidiary Transferor, do not, and will not, (a) violate any Governmental Rule to which such Purchaser is subject or the Organization Documents of such Purchaser, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Purchaser is a party or by which such Purchaser is bound.
3.4    No Litigation. Such Purchaser is not a party to and has not received written notice of any pending or, to the Knowledge of such Purchaser, threatened litigation, action, suit, proceeding or governmental investigation against such Purchaser, which, in either case, would reasonably be expected to materially impair or delay the ability of such Purchaser to perform its obligations under this Agreement or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.
3.5    Consents and Approvals. Except as set forth in Schedule 3.5, no Consent of any Governmental Authority or any other Person, is required by or with respect to such Purchaser in connection with the execution and delivery of this Agreement by such Purchaser, or the consummation by such Purchaser of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to materially impair or delay the ability of such Purchaser to perform its obligations under this Agreement.
3.6    Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of such Purchaser, threatened against such Purchaser. Such Purchaser (a) has not had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or assets, and to the Knowledge of such Purchaser, no application therefor is pending or threatened, (b) is not insolvent or presumed to be insolvent under any Law and is able to pay its debts as and when they fall due, (c) has not made a general assignment for the benefit of its creditors, and (d) has not taken any action to approve any of the foregoing.
3.7    Compliance with Law. To the Knowledge of such Purchaser, there has been no actual violation by such Purchaser of or failure of such Purchaser to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
3.8    Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D, promulgated by the Securities and Exchange Commission under the Securities Act (provided that, upon reasonable request of the Seller at any time, such Purchaser shall provide a written certificate to such effect to the Seller).
3.9    Purchase Entirely for Own Account. The Acquired Interests to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Acquired Interests.
3.10    Broker’s Fee. Such Purchaser has no liability or obligation for any fees or commissions payable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.11    Taxes.
(a)    Such Purchaser is treated at all times since its formation (pursuant to a valid election under Treasury Regulation Section 301.7701-3 or otherwise) as a domestic corporation for U.S. federal income tax purposes that is subject to U.S. federal income taxation as a regular C-corporation.
(b)    PSP is a direct or indirect wholly owned subsidiary of the Public Sector Pension Investment Board, a Canadian crown corporation (“PSP Parent”). Distributions or payments made by PSP to PSP Parent (or, if applicable, to any Canadian intermediate parent that is a subsidiary of PSP Parent) that are treated as dividends or interest for U.S. federal income tax purposes will not be entitled to a full exemption from U.S. federal income taxation under the Code of Article XXI of the United States Canada Income Tax Convention.
ARTICLE 4
COVENANTS; OTHER OBLIGATIONS
4.1    Covenants Between Signing and Closing. If the Closing Date is not the date of this Agreement, the provisions of this Section 4.1 shall apply during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.4:

(a)    Project Specific Pre-Closing Covenants of Seller. Seller shall use commercially reasonable efforts to conduct the business, operations and affairs of the Project Company only in the ordinary and normal course of business, subject to the following provisions with respect to any proposed entry into any Material Contract or any proposed amendment, termination or waiver (in whole or in part) of any Material Contract (each such proposal, a “Material Contract Change”):

(i)
Seller shall give prior written notice to Purchasers of, and shall to the extent practicable consult in good faith with Purchasers regarding, any Material Contract Change that would reasonably be expected to materially and adversely affect the Operating Period; and

(ii)
Seller may, but shall not be obligated to, seek by written notice the approval of each Purchaser to any Material Contract Change. During the twenty calendar-day period following delivery of any such notice, Seller shall provide to each Purchaser promptly any information within Seller’s possession regarding such Material Contract Change as such Purchaser reasonably requests. Each Purchaser shall, by the end of such twenty calendar-day period, notify Seller whether it approves (acting reasonably) such Material Contract Change. If neither Purchaser approves such Material Contract Change, Seller may (A) abstain from proceeding with such Material Contract Change, (B) proceed with such Material Contract Change (in which case each Purchaser retains its right to assert a failure of a condition precedent to Closing, if applicable), or (C) terminate this Agreement. If either Purchaser approves such Material Contract Change while the other Purchaser does not, Seller may nonetheless proceed with such Material Contract Change and the non-approving Purchaser shall be deemed to have refused to waive a condition precedent to Closing under Section 5.2. If either Purchaser fails to complete the Closing as a result of a proposed Material Contract Change, then the Seller must proceed with such Material Contract Change, or notify the non-approving Purchaser and provide such non-approving Purchaser with the opportunity to complete the Closing.

(b)    Access, Information and Documents. Subject to the next sentence, Seller will give to each Purchaser and to such Purchaser’s counsel, accountants and other representatives reasonable access during normal business hours to all material Books and Records and the Wind Project (subject to all applicable safety and insurance requirements and any limitations on Seller’s rights to, or right to provide others with, access) and will furnish to such Purchaser all such documents and copies of documents and all information, including operational reports, with respect to the affairs of the Project Company, the Seller Affiliates, and the Wind Project as such Purchaser may reasonably request. If, by reason of any confidentiality obligations imposed on Seller by any counterparty to a Contract who deals at arm’s length with Seller, Seller is unable to comply with the foregoing covenant, Seller and such Purchaser shall use commercially reasonable efforts to obtain all necessary consents or waivers required to make the disclosure (which, in the case of such Purchaser, may include the requirement to enter into a reasonable confidentiality or non-disclosure agreement). Each Purchaser agrees to comply with any confidentiality obligations which would be applicable to it under any such Contracts received from Seller hereunder.
(c)    Updating of Disclosure Schedules. Seller shall notify Purchasers in writing of any material changes, additions, or events occurring after the date of this Agreement which require a representation and warranty of Seller (other than any representations or warranties in Sections 2.6, 2.7 and 2.11, which, for clarity, may not be updated by Seller) to be supplemented with a new Schedule or cause any material change in or addition to a Schedule promptly after Seller becomes aware of the same by delivery of such new Schedule or appropriate updates to any such Schedule (each, an “Updated Disclosure Schedule”) to each Purchaser. Each Updated Disclosure Schedule shall (i) expressly state that it is being made pursuant to this Section 4.1(c), (ii) specify the representations and warranties to which it applies and (iii) describe in reasonable detail the changes, additions or events to which it relates. No Updated Disclosure Schedule delivered pursuant to this Section 4.1(c) shall be deemed to cure any breach of any representation or warranty made to any Purchaser unless such Purchaser specifically agrees thereto in writing or, as provided in and subject to Article 5, consummates the Closing under this Agreement after receipt of such written notification, nor shall any such Updated Disclosure Schedule be considered to constitute or give rise to a waiver by either of the Purchasers of any condition set forth in this Agreement, unless such Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification.
(d)    Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable, including as set forth on Appendix B-7.
4.2    Other Covenants
(a)    Costs, Expenses. Except as may be specified elsewhere in this Agreement, such Purchaser shall pay all costs and expenses, including legal fees and the fees of any broker, environmental consultant, insurance consultant, independent engineer, and title company retained by such Purchaser for its due diligence and its negotiation, performance of and compliance with this Agreement. Seller shall pay all costs and expenses (including in connection with any reports, studies or other documents listed in Part II of Appendix D, unless specifically noted in Part II of Appendix D), including legal fees and the fees of any broker of Seller or its Affiliates, relating to or resulting from the negotiation, performance of and compliance with this Agreement by Seller.
(b)    Public Announcement; Confidentiality. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except to the extent required by law (including any disclosure which, in the reasonable judgment of the disclosing party, is necessary or appropriate to comply with Governmental Rules and standards governing disclosures to investors) or in accordance with the rules, regulations and orders of any stock exchange. Seller shall not, and shall cause its Affiliates and directors, officers, employees, agents, consultants advisors and partners not to, disclose any confidential information in or relating to this Agreement other than (i) to its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and partners, provided in each case that such recipient is bound by reasonable confidentiality obligations, (ii) as required by applicable law or regulation or (iii) with the prior consent of Purchasers. Seller shall not use, and shall not enable any third party to use, any confidential information in or relating to this Agreement that constitutes material non-public information regarding Purchasers in a manner that is prohibited by the U.S. securities laws.
(c)    Regulatory Approvals. Each party shall use its commercially reasonable efforts to obtain all required regulatory approvals (including the required Governmental Approvals set forth in Part VII of Appendix B) as promptly as possible and, in any event, prior to the Closing Date. To that end, each of the parties shall make, or cause to be made, all other filings and submissions, and submit all other documentation and information that in the reasonable opinion of any Purchaser is required or advisable, to obtain the regulatory approvals, and will use its commercially reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, submissions and the applicable legislation and any orders or requests made by any Governmental Authority. Notwithstanding any other provision of this Agreement, no Purchaser will be required to (i) propose or agree to accept any undertaking or condition, enter into any consent agreement, make any divestiture or accept any operational restriction or other behavioral remedy, (ii) take any action that, in the reasonable judgment of such Purchaser, could be expected to limit the right of such Purchaser to indirectly own or operate all or any portion of the business or assets of the Project Company, or of such Purchaser or any of its Affiliates, or to conduct their respective affairs in a manner consistent with how they each conduct their affairs as of the date of this Agreement, or (iii) contest or defend any judicial or administrative proceeding brought by any Governmental Authority seeking to prohibit, prevent, restrict or unwind the consummation of all or a part of the transaction contemplated herein.
(d)    Consents. Except in respect of regulatory approvals, which shall be governed by Section 4.2(c), as promptly as possible and, in any event, prior to the Closing Date, Seller shall use commercially reasonable efforts to (i) make or cause to be made all filings required by Law to be made by it in order to consummate the transaction contemplated hereby; and (ii) seek and obtain all Consents required pursuant to Section 2.5.
(e)    Other Obligations of Seller and Purchasers. The parties mutually covenant as follows:

(i)	to use all reasonable efforts in good faith to obtain promptly the satisfaction of the conditions to Closing of the transactions contemplated herein;

(ii)
to furnish to the other parties and to the other parties’ counsel all such information as may be reasonably required in order to effectuate the foregoing actions, including draft regulatory filings and submissions, provided that such information may be redacted to render illegible any commercially sensitive portions thereof, and in such event the parties will meet in good faith to agree on protective measures to allow disclosure of such redacted information to counsel in a manner that affords the maximum protection to such commercially sensitive information as is reasonable in the circumstances; and

(iii)	to advise the other parties promptly if any party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.
(f)    Allocation of Aggregate Purchase Price.

(i)
Upon the acquisition of the Project Company from Stillwater Energy, unless otherwise agreed by the parties, the Aggregate Purchase Price shall be allocated in accordance with the Cost Segregation Consultant Report delivered to the Class A Equity Investor pursuant to Section 5.3(cc)(i) of the ECCA, to the extent permitted by applicable regulations, and the parties agree to report the transactions contemplated in this Agreement in a manner consistent with such allocation in the preparation, filing and audit of any Tax Return.

(ii)
For the portion of the Aggregate Purchase Price that is allocated to the interest in the Project Company pursuant to Section 4.2(f)(i), Purchasers shall jointly deliver to Seller, within 60 days of the Closing, a statement (the “U.S. Allocation Statement”) allocating such portion (plus any applicable liabilities) among the Project Company’s assets in a manner consistent with the Cost Segregation Consultant Report and sections 755 and 1060 of the Code. The U.S. Allocation Statement shall be considered final and binding on Purchasers and Seller.

(iii)
Each of Seller and each Purchaser agrees to (x) be bound by the U.S. Allocation Statement and (y) act, and cause its Affiliates to act, in accordance with the U.S. Allocation Statement in the preparation, filing and audit of any U.S. federal income Tax Return (including filing Form 8594 with any U.S. federal income Tax Return that it may be required to file for the taxable year that includes the date of the Closing).

(iv)
If an adjustment is made with respect to the Aggregate Purchase Price pursuant to Section 1.3 or otherwise, the U.S. Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Seller and Purchasers. Seller and Purchasers agree to file, and to cause their respective Affiliates to file, any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the U.S. Allocation Statement as adjusted in the manner described in this Section 4.2(f)(iv).

(v)
Seller, Purchasers and their respective Affiliates shall use the Canadian dollar equivalent on the Closing Date (based on the exchange rate published by the Bank of Canada on the Business Day immediately preceding the Closing Date) of the portion of the Aggregate Purchase Price so allocated to each Acquired Interest for all Canadian income Tax purposes and shall not file any Canadian income Tax Returns inconsistent therewith.

(g)    Allocation of Income and Loss.

(i)
To the extent not otherwise provided in the Organization Documents of the Project Company, to the extent permitted by applicable regulations, all Profits, Losses and associated PTCs (each as defined in the Organization Documents of the Project Company during the calendar month in which the Closing occurs shall be allocated between Seller and Purchasers using the calendar day convention as set forth in Treasury Regulations Section 1.706-4(c)(1)(i).

(ii)
Seller and Purchasers shall cause Pattern Energy Group Holdings 2 LP (“PEG Holdings”) to have an election under Section 754 of the Code and any corresponding election for U.S. state or local tax purposes (collectively, a “754 Election”) in effect for the taxable year of PEG Holdings in which the Closing takes place. Seller and Purchaser shall cause each direct and indirect Subsidiary of PEG Holdings that is classified as a partnership for U.S. federal tax purposes to have a 754 Election in effect for the taxable year of such Subsidiary in which the Closing takes place.

(h)    Partnership Representative. Purchasers agree that, in accordance with Section 7.01(a) of the New B Member LLC Agreement, Pattern Finance or an Affiliate of Pattern Finance shall be the “partnership representative” (as defined in Section 6223(a) of the Code) of New B Member for the taxable years that includes the Closing Date and for each taxable year thereafter.
ARTICLE 5
CONDITIONS TO CLOSING; TERMINATION
5.1    Conditions Precedent to Each Party’s Obligations to Close. The obligations of the parties to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by all parties in their sole discretion):
(a)    No Violations. The consummation of the transactions contemplated hereby shall not violate any applicable Governmental Rule.

(b)    No Adverse Proceeding. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.
(c)    No Termination. This Agreement shall not have been terminated pursuant to Section 5.4.
(d)    Other Conditions Precedent to Closing to Each Party’s Obligations. The conditions precedent, if any, set forth on Appendix B-3 shall have been satisfied (any one or more of which may be waived in whole or in part by all parties in their sole discretion).
5.2    Conditions Precedent to Obligations of Purchasers to Close. The obligations of each Purchaser to proceed with the Closing under this Agreement with respect to the purchase of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by such Purchaser in its sole discretion):
(a)    Representations and Warranties. The representations and warranties of Seller set forth in Sections 2.1 to 2.7 (inclusive) and 2.11, and, solely with respect to the obligations of PSP, the representations and warranties of PEGI with respect to New B Member and New Holdings set forth in Appendix B-6 (inclusive), shall be true and correct as of the Closing Date as if made at and as of such date. All other representations and warranties of Seller set forth in Article 2, shall be true and correct at and as of the Closing Date as if made at and as of such date as though such representations and warranties were made on and as of the Closing Date, except to the extent that (i) such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) the failure of such representations and warranties to be true and correct, taken in the aggregate, would not have a Material Adverse Effect (other than any representations or warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true in all respects).
(b)    Performance and Compliance. Seller shall have performed, in all material respects, all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing.
(c)    Consents. All necessary Consents shall have been obtained, including those set forth in Schedules 2.5 and 3.5.
(d)    Certificate of Seller. Such Purchaser shall have received a certificate of Seller dated the date of the Closing confirming the matters set forth in Sections 5.2(a) and (b) in a form reasonably acceptable to such Purchaser.
(e)    Good Standing Certificate. Such Purchaser shall have received a good standing certificate of Seller, the Subsidiary Transferor, New B Member, New Holdings, the Project Company and each of their respective Subsidiaries, in each case issued by the secretary of state of the state of its formation.

(f)    Satisfactory Instruments. All instruments and documents reasonably required on the part of Seller to effectuate and consummate the transactions contemplated hereby shall be delivered to such Purchaser and shall be in form and substance reasonably satisfactory to such Purchaser.
(g)    LC Documents. Absence of any material amendment to, or any default under, any LC Document (as defined in the LC Reimbursement Agreement).
(h)    Funding Date. The Class A Equity Investor shall have made, or shall simultaneously make, its Class A Capital Contribution (as defined in the ECCA), pursuant to Section 2.1 of the ECCA.
(i)    Material Contracts. Absence of any amendment to, entry into, termination or waiver (in whole or in part) of any Material Contract, except any such amendment, termination or waiver that has been approved by each Purchaser, that would reasonably be expected to materially and adversely affect the Operating Period.
(j)    Other Conditions Precedent to Purchasers’ Obligation to Close. The conditions precedent, if any, set forth in Appendix B-4 shall have been satisfied or waived in whole or in part by each Purchaser in such Purchaser’s sole discretion.
5.3    Conditions Precedent to the Obligations of Seller to Close. Subject to Section 5.5, the obligations of Seller to proceed with the Closing hereunder with respect to Seller’s sale of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller in its sole discretion):
(a)    Purchase Price. Purchasers shall have transferred in immediately available funds the Aggregate Purchase Price pursuant to, in accordance with and into the account or accounts designated in, Part I of Appendix B.
(b)    Representations and Warranties. The representations and warranties set forth in Article 3 and in Appendix B-6 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date).
(c)    Performance and Compliance. Purchasers shall have performed all of the covenants and complied, in all material respects, with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing.
(d)    Certificate of Purchaser. Seller shall have received a certificate of each Purchaser dated the date of the Closing confirming the matters set forth in Sections 5.3(b) and (c) in a form reasonably acceptable to Seller.
(e)    Satisfactory Instruments. All instruments and documents required on the part of each Purchaser to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller.

(f)    Other Conditions Precedent to Seller’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-5 shall have been satisfied or waived in whole or in part by Seller in Seller’s sole discretion.
5.4    Termination. If the Closing Date is not the date of this Agreement, the following termination provisions shall be applicable:
(a)    By the Parties. This Agreement may be terminated at any time by mutual written consent of Purchasers and Seller.
(b)    By Any Party. This Agreement may be terminated at any time prior to the Closing by either Seller or either of the Purchasers, if (i) a Governmental Approval required to be obtained as set forth on Part VII of Appendix B shall have been denied and all appeals of such denial have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States, any state, or any other applicable jurisdiction has issued an order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such order has become final and non-appealable, or (iii) the Closing has not occurred by the Outside Closing Date, but if such failure to close by the Outside Closing Date is due to any breach of this Agreement by any party, such party shall not have any right to terminate this Agreement pursuant to this clause (iii).
(c)    Other Termination Rights. This Agreement may be terminated at any time prior to the Closing by the applicable party if and to the extent permitted in Part V of Appendix B.
(d)    Termination Procedure. In the event of termination of this Agreement by any or all parties pursuant to this Section 5.4, written notice thereof will forthwith be given by the terminating party to the other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any party. If this Agreement is terminated as permitted by this Section 5.4, such termination shall be without liability of any party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that (i) the foregoing will not relieve any party for any liability for willful and intentional material breaches of its obligations hereunder occurring prior to such termination and (ii) except as specifically set forth herein, nothing in this Agreement shall derogate from the provisions of the Purchase Rights Agreements, which agreements shall remain in full force and effect after termination of this Agreement.
5.5    Purchaser Default or Waiver. Not applicable.
ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT
6.1    Indemnification.
(a)    By Seller. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, Seller agrees to indemnify and hold harmless each Purchaser and its Affiliates together with their respective directors, officers, managers, employees and agents (each a “Purchaser Indemnified Party”) from and against any and all Losses that any Purchaser Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)
any breach by Seller of any representation or warranty made by it in Article 2 (subject to any Updated Disclosure Schedules delivered pursuant to Section 4.1(c) that are deemed to cure a breach of any representation or warranty in accordance with the last sentence of Section 4.1(c)) or any breach or violation of any covenant, agreement or obligation of Seller contained herein; and

(ii)	as set forth in Part VI of Appendix B.
(b)    By Purchasers. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, each Purchaser agrees to indemnify and hold harmless Seller and Seller’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses that any Seller Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by such Purchaser of any representation or warranty made by it in Article 3 or any breach or violation of any covenant, agreement or obligation of such Purchaser contained herein; and

(ii)	as set forth in Part VI of Appendix B.
(c)    By PEGI. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, PEGI agrees to indemnify and hold harmless PSP and PSP’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “PSP Indemnified Party”) from and against any and all Losses that any PSP Indemnified Party incurs by reason of or in connection with any breach by PEGI of any representation or warranty made by it in Appendix B-6.
6.2    Limitations on Seller’s or Purchasers’ Indemnification.
(a)    Minimum Limit on Claims. A party required to provide indemnification under this Article 6 (an “Indemnifying Party”) shall not be liable under this Article 6 to an Indemnified Party for any Claim for breach of any representation or warranty unless and until the aggregate amount of all Claims for which it would, in the absence of this provision, be liable exceeds: (i) in the event that Seller is the Indemnifying Party, the Basket Amount, and (ii) in the event that a Purchaser is the Indemnifying Party, such Purchaser’s pro rata portion (based on its Percentage Portion) of the Basket Amount, and in each such event the Indemnified Party will be liable for the amount of all Claims, including the Basket Amount; provided that the foregoing limitation shall not apply in the case of actual fraud or willful misrepresentation by the Indemnifying Party.

(b)    Maximum Limit on Claims.

(i)
Limitation on Seller’s Liability. Seller’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Seller’s Maximum Liability set forth in Part VI of Appendix B; provided that the Seller’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation or (B) any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.9, 2.11 and 2.18 (solely with respect to the Indebtedness of the Project Company).

(ii)
Limitation on Purchasers’ Liability. Purchasers’ maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Purchaser’s Maximum Liability set forth in Part VI of Appendix B; provided that the Purchaser’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation, (B) any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.10, and (C) solely with respect to PEGI, paragraphs 1, 2, 3, 5, 6, 9 and 10 of Appendix B-6.

(c)    Time Limit for Claims. No Indemnified Party may make a Claim for indemnification under Section 6.1 in respect of any Claim unless notice in writing of the Claim, incorporating a statement setting out in reasonable detail the grounds on which the Claim is based, has been given by the Indemnified Party prior to the expiration of the applicable Survival Period as set forth in Part VI of Appendix B.
(d)    No Double Recovery. For the avoidance of doubt, PSP shall not be entitled to receive indemnification by Seller or PEGI for breach of a representation or warranty by Seller and PEGI (solely with respect to the representations and warranties of PEGI in Appendix B-6) in respect of all or any portion of any Loss more than once and if the same fact, matter, event or circumstance gives rise to claims against Seller and PEGI by PSP for breach of a representation or warranty, PSP shall only be entitled to recover once the amount of the same Losses arising in connection with such fact, matter, event or circumstance and shall not be entitled to double recovery from each of Seller and PEGI.
6.3    Reimbursements; Refunds.
(a)    Right of Reimbursement. The amount of Losses payable under Section 6.1 by an Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the

Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(b)    Other Refund Obligations. In addition to the obligations set forth in Section 6.3(a), the applicable Indemnified Party shall be obligated to reimburse or refund to the Indemnifying Party for payments made by it to such Indemnified Party under this Article 6 as set forth in Part VI of Appendix B.
6.4    Right to Control Proceedings for Third Party Claims.
(a)    If a third party shall notify any party with respect to any matter that may give rise to a Claim (a “Third Party Claim”), the Indemnified Party must give notice to the Indemnifying Party of the Third Party Claim (a “Third Party Claim Notice”) within twenty (20) Business Days after it becomes aware of the existence of the Third Party Claim and that it may constitute a Third Party Claim. The Indemnified Party’s failure to give a Third Party Claim Notice in compliance with this Section 6.4(a) of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to the Indemnified Party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the Indemnifying Party.
(b)    The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume control of the defense of any Third Party Claim with the Indemnifying Party’s own counsel, in each case at the Indemnifying Party’s own cost and expense (provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge its indemnity obligations under this Article 6), and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with separate counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if such Third Party Claim would reasonably be expected to be materially detrimental to the business, reputation or future prospects of any Indemnified Party or (iii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party (i) fails to promptly notify the Indemnified Party in writing of its election to defend or fails to acknowledge its indemnity obligations under this Article 6 as provided in this Agreement, (ii) elects not to defend (or compromise at its sole cost and expense) such Third Party Claim, (iii) has elected to defend such Third Party Claim but fails to promptly and diligently pursue the defense such Third Party Claim, (iv) otherwise breaches any of its obligations under this Article 6 or (v) as set forth on Schedule 6.4(b) hereto, or if the Third Party Claim is reasonably expected by the Indemnified Party to result in a payment obligation on the Indemnified Party in an amount that exceeds the maximum indemnification then available to the Indemnified Party pursuant to this Article 6, then the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and the Indemnified Party may (by written notice to the Indemnifying Party) assume control of such defense (in which case the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified

Party) and/or compromise such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.
(c)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.4(c). If a firm offer is made to settle a Third Party Claim that (i) does not (A) result in any liability or create any financial or other obligation on the part of the Indemnified Party and (B) result in the loss of any right or benefit on the part of any Indemnified Party, (ii) does not impose injunctive or other equitable relief against any Indemnified Party, and (iii) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such firm offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within such twenty (20) day period and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(b), it may settle the Third Party Claim; provided that if the settlement is made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall have no indemnity obligation pursuant to this Article 6 with respect to such Third Party Claim.
6.5    Mitigation; Treatment of Indemnification.
(a)    The Indemnified Party shall use commercially reasonable efforts to mitigate all Losses relating to a Claim for which indemnification is sought under this Article 6.
(b)    All indemnification payments under this Article 6 shall be deemed adjustments to the Aggregate Purchase Price.
6.6    Exclusive Remedy. Seller and Purchasers acknowledge and agree that, should the Closing occur, and excluding liability for actual fraud or willful misrepresentation, the foregoing indemnification provisions of this Article 6 and the provisions of Section 7.15 shall be the sole and exclusive remedy of Seller and Purchasers with respect to any misrepresentation, breach of warranty, covenant or other agreement (other than any Purchase Price Adjustment set forth in Part I of Appendix B) or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, effective as of the Closing each of the Purchasers and Seller covenants to the other party that in respect of any matters under or contemplated in this Agreement, it will not make any Claim whatsoever against any Affiliate of the other party or the directors, officers, managers, shareholders, member, controlling persons, employees and agents of any of the foregoing, in each case in their capacities as such, and its rights in respect of any such

Claim for breach of any provision of this Agreement are limited solely to such rights as it may have against Seller or Purchasers, as the case may be, under this Agreement.
6.7    Purchaser Indemnification Decisions. Each Purchaser may bring a Claim for indemnification pursuant to this Article 6. If both Purchasers initiate substantially the same Claim (a “Joint Claim”), PEGI shall have the right to assume control of the prosecution of such Joint Claim but may not enter into any settlement with the Indemnifying Party that purports to bind PSP with respect to such Joint Claim without the prior written consent of PSP (such consent not to be unreasonably withheld, conditioned or delayed). If PEGI has elected to prosecute such Joint Claim but fails to promptly and diligently pursue the same, then PSP may (by written notice to PEGI) assume control of the prosecution of such Joint Claim but may not enter into any settlement with the Indemnifying Party with respect to such Joint Claim that purports to bind PEGI without the prior written consent of PEGI (such consent not to be unreasonably withheld, conditioned or delayed). Neither Purchaser may enter into any settlement with respect to any Joint Claim solely for itself (i.e., any settlement that does not purport to bind the other Purchaser) without first notifying the other Purchaser and giving the other Purchaser a reasonable opportunity to participate in such settlement. The expenses of the prosecution of any Joint Claim shall be borne by both Purchasers pro rata in accordance with their Percentage Portion.
ARTICLE 7
MISCELLANEOUS
7.1    Entire Agreement. This Agreement and the Schedules and Appendices hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, undertakings, representations and warranties between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.
7.2    Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission and shall be deemed to have been duly given if personally delivered, telefaxed (with confirmation of transmission), e-mailed (so long as confirmation of receipt is requested and received) or, if mailed, when mailed by United States first-class or Canadian Lettermail or Letter-post (as the case may be), certified or registered mail, postage prepaid, or by any international or national overnight delivery service, to the other party at the addresses as set forth in Part VII of Appendix B (or at such other address as shall be given in writing by any party to the other). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
7.3    Successors and Assigns.
(a)    No party shall assign this Agreement or any of its rights or obligations herein without the prior written consent of the other parties, in their sole discretion, except as provided herein and except that any party may assign this Agreement or any of its rights or obligations herein to an Affiliate of such party but the assigning party shall continue to be liable for all of its obligations hereunder following any such assignment. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(b)    Notwithstanding Section 7.3(a), each of Seller and each Purchaser may assign this Agreement without the consent of the other parties as specified in Part VII of Appendix B.
7.4    Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)    EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)    Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereafter, a “Dispute”), except for any claims for specific performance as set forth in Section 7.15, shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under the AAA Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement. The party or parties commencing arbitration shall deliver to the other party or parties a written notice of intent to arbitrate (a “Demand”) in accordance with Rule R-4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq.

(i)
Selection of Arbitrators. Disputes shall be resolved by a panel of three independent and impartial arbitrators, (the “Arbitrators”). The party or parties initiating the arbitration shall appoint an arbitrator in its or their Demand; the responding party or parties shall appoint an arbitrator in its or their answering statement, which is due thirty (30) days after receipt of the Demand. If any party fails or refuses to timely nominate an arbitrator within the time permitted, such arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel. Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. If the two party-appointed arbitrators fail or refuse to appoint the third arbitrator within such thirty (30)-day period, the third arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel in accordance with Rule R-12. The Arbitrators, acting by majority vote, shall resolve all Disputes.

(ii)	Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the parties.

(iii)
Place of Arbitration. The place of arbitration shall be New York, New York. Any action in connection therewith shall be brought in the United States District Court for the Southern District of New York or, if that court does not have jurisdiction, any New York state court in New York County. Each party consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Part VII of Appendix B.

(iv)
Conduct of the Arbitration. The arbitration shall be conducted in accordance with the Rules and in a manner that effectuates the parties’ intent that Disputes be resolved expeditiously and with minimal expense. The Arbitrators shall endeavor to commence the arbitration hearing within one hundred and eighty (180) days of the third arbitrator’s appointment.

(v)
Interim Relief. Any party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the Arbitrators’ determination of the merits of the controversy).

(vi)
Discovery. The Arbitrators, upon a showing of good cause, may require and facilitate such limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties, the burden on the parties, and the desirability of making discovery limited, expeditious, and cost-effective. The Arbitrators shall issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(vii)	Arbitration Award. The Arbitrators shall endeavor to issue a reasoned, written award within thirty (30) days of the conclusion of the arbitration hearing. The Arbitrators shall have the authority to assess some or all of the costs and expenses of the arbitration proceeding (including the Arbitrators’ fees and expenses) against any party. The Arbitrators shall also have the authority to award attorneys’ fees and expenses to the prevailing party or parties. In assessing the costs and expenses of the arbitration and/or awarding attorneys’ fee and expenses, the Arbitrators shall consider the relative extent to which each party has prevailed on the disputed issues and the relative importance of those issues. The limitations of Section 7.14 shall apply to any award by the Arbitrators.
7.5    Headings; Construction; and Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Except as otherwise expressly provided, the rules of construction set forth in Appendix A-2 shall apply to this Agreement. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
7.6    Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
7.7    Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.
7.8    No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of Purchasers and Seller, and neither Purchasers nor Seller intends hereby to create any rights in favor of any other Person as a third party beneficiary of this Agreement or otherwise.
7.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction specified in Part VII of Appendix B.
7.10    Schedules. References to a Schedule shall include any disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule to the extent that the relevance of such matter is reasonably apparent on the face thereof. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under any Governmental Rule, or to mean that such information is material. Such information shall not be used as the basis for interpreting the term “material”, “materially,” or any similar qualification in this Agreement.

7.11    Limitation of Representations and Warranties. Purchasers acknowledge that except as expressly provided in Article 2 of this Agreement, Seller has not made, and Seller hereby expressly disclaims and negates, and each of the Purchasers hereby expressly waive, any other representation or warranty, express, implied, at Law or otherwise relating to the Acquired Interests, Seller or Seller Affiliates, the Project Company, the Wind Project or this Agreement.
7.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile or electronically imaged version of this Agreement may be executed by one or more parties hereto and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or “PDF” electronic mail pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.
7.13    Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
7.14    Limit on Damages. Each party hereto acknowledges and agrees that neither party shall be liable to the other party for any punitive damages (except to the extent paid to a third party in respect of a Third Party Claim) or damages that were not reasonably foreseeable.
7.15    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first above written.

PATTERN ENERGY GROUP INC. By: /s/ Dyann Blaine Its: Vice President

[Signature Page to Stillwater Purchase and Sale Agreement]

VERTUOUS ENERGY LLC By: /s/ Jean Daigneault Its: Jean Daigneault, Authorized Signatory /s/ Michael Larkin Its: Michael Larkin, Authorized Signatory

[Signature Page to Stillwater Purchase and Sale Agreement]

PATTERN ENERGY GROUP 2 LP By: /s/ Dyann Blaine Its: Vice President

[Signature Page to Stillwater Purchase and Sale Agreement]

APPENDIX A-1:

GENERAL DEFINITIONS

“AAA” shall have the meaning set forth in Section 7.4(b).
“Acquired Interests” shall have the meaning set forth in the recitals, as more fully described in Part I of Appendix C.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 50% or more of the equity interest in the Person specified or 50% or more of any class of voting securities of the Person specified; provided that notwithstanding the foregoing (a) Purchasers and their respective Subsidiaries shall not be deemed to be Affiliates of Seller and (b) Seller and its Affiliates (other than Purchasers and their respective Subsidiaries) shall not be deemed to be Affiliates of any Purchaser.
“Aggregate Purchase Price” shall have the meaning set forth in Section 1.1, and is more particularly described in Part I of Appendix B.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Arbitrators” shall have the meaning set forth in Section 7.4(b).
“Basket Amount” shall have the meaning set forth in Part VI of Appendix B.
“Books and Records” means books, Tax Returns, contracts, commitments, and records of a Person.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York or Montreal, Québec.
“CFIUS” shall have the meaning set forth in Schedule 3.5.
“Claim” means a claim by an Indemnified Party for indemnification pursuant to Section 6.1.
“Class A Equity Investor” shall have the meaning set forth in Part IV of Appendix D.
“Closing” shall have the meaning set forth in Section 1.4.
“Closing Date” shall mean the date a Closing occurs.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Consent” means any consent, approval, order or Permit of or from, or registration, declaration or filing with or exemption by any Person, including a Governmental Authority.

App. A-1 - 1

“Contract” means any agreement, lease, license, obligation, plan, arrangement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral) entered into by a Person or by which a Person or any of its assets are bound.
“Demand” shall have the meaning set forth in Section 7.4(b).
“Dispute” shall have the meaning set forth in Section 7.4(b).
“Dollars” or “$” means the lawful currency of the United States of America.
“ECCA” shall have the meaning set forth in Part IV of Appendix D.
“ECCA Consent Joinder” shall have the meaning set forth in Appendix B-2.
“ECCA Joinder” shall have the meaning set forth in Appendix B-2.
“Environmental Claim” means any suit, action, demand, directive, claim, Lien, written notice of noncompliance or violation, allegation of liability or potential liability, or proceeding made or brought by any Person in each case (a) alleging any liability under or violation of or noncompliance with any applicable Environmental Law, (b) with respect to the release of or exposure to Hazardous Substances, or (c) with respect to noise pollution or visual impacts, including shadow flicker.
“Environmental Law” means any Law pertaining to the environment, natural resources, human health and safety in connection with exposure to Hazardous Substances, and physical and biological natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state, local and municipal Laws, in effect as of the date hereof or the Closing Date, as applicable.
“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
“Expected Closing Date” shall have the meaning set forth in Part III of Appendix B.
“Financial Model” means the financial model for the Wind Project.
“Financial Statements” means (a) the balance sheet of the Project Company as at December 31, 2017; and (b) the unaudited statements of income of the Project Company for the most recent three-month period for which such unaudited statements of income are available and for the period from

App. A-1 - 2

the beginning of the respective fiscal year to the end of such quarterly fiscal period, and the related balance sheets, members’ equity and cash flows as at the end of such period, in each case setting forth (to the extent applicable) in comparative form the corresponding figures for the period from the beginning of the respective fiscal year to the end of such quarterly fiscal period and for the period from the beginning of the respective fiscal year to the end of such quarterly fiscal period in the preceding fiscal year, in each case prepared in accordance with GAAP.
“Financing Agreement” shall have the meaning described in Part III of Appendix D.
“Flow of Funds Memorandum” means the funding memorandum delivered to the Class A Equity Investor pursuant to Section 5.3(jj) of the ECCA.
“GAAP” means generally accepted accounting principles used by the Project Company to prepare the Financial Statements, consistently applied throughout the specified period and in the immediately prior comparable period.
“Governmental Authority” means any federal or national, state, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question, including the North American Electric Reliability Corporation, the Montana Public Service Commission, and each of their respective successors.
“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.
“Grantor Supplement” shall have the meaning set forth in Appendix B-2.
“Hazardous Substances” means all substances, materials, chemicals, wastes or pollutants that are defined, regulated, listed or prohibited under Environmental Law, including without limitation, (i) asbestos or asbestos containing materials, radioactive materials, lead, and polychlorinated biphenyls, any petroleum or petroleum product, solid waste, mold, mycotoxin, urea formaldehyde foam insulation and radon gas; (ii) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; (iii) any pollutant, contaminant, waste, chemical, deleterious substances or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.
“Indebtedness” means all obligations of a Person (a) for borrowed money (including principal, accrued and unpaid interest, fees due, and any other amounts due), whether or not contingent, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments or debt securities,

App. A-1 - 3

(c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), including all seller notes and “earn out” payments, (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit, performance bonds and other similar instruments (whether or not drawn), (g) under any interest rate, currency or other hedging agreement (including collars) or commitment therefor, (h) to repay deposits or other amounts advanced by and owing to third parties, (i) under conditional sale or other title retention agreements relating to property purchased by such Person, (j) in the nature of guaranties of the obligations described in clauses (a) through (i) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (k) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.
“Indemnified Party” means either a Purchaser Indemnified Party, a Seller Indemnified Party or a PSP Indemnified Party, as the case may be.
“Indemnifying Party” shall have the meaning set forth in Section 6.2(c).
“Intellectual Property” means all intellectual property rights, including, without limitation, (a) patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, trade names, service marks, trade dress, trade names, logos and corporate names and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of privacy and publicity, (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).
“Joint Claim” shall have the meaning set forth in Section 6.7.
“Knowledge” means (a) with respect to Seller, the actual knowledge of the persons identified in Part VII of Appendix B, which shall include at a minimum (i) the senior developer responsible for the Wind Project, (ii) the construction manager responsible for the Wind Project, (iii) the transaction counsel responsible for the financing of the Wind Project and (iv) the finance manager responsible for the financing of the Wind Project and (b) with respect to each Purchaser, the actual knowledge of the persons identified in Part VII of Appendix B opposite the name of such Purchaser.
“Laws” means all common law, laws, by-laws, statutes, treaties, rules, Orders, rulings, decisions, judgments, injunctions, awards, decrees, codes, ordinances, standards, regulations, restrictions,

App. A-1 - 4

official guidelines, policies, directives, interpretations, Permits or like action having the effect of law of any Governmental Authority.
“LC Reimbursement Agreement” shall have the meaning described in Part III of Appendix D.
“Lease” means a lease, ground lease, sublease, license, concession, easement, servitude, right of way, encroachment agreement, municipal right of way agreements, and road user agreements or other written agreement, including any option relating thereto, in each case, governing real property, to which the Project Company is a party.
“Lien” on any asset means any mortgage, deed of trust, lien, hypothec, pledge, charge, security interest, restrictive covenant, right of first refusal, right of first offer, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loss” means any and all losses (including loss of profit and loss of expected profit), claims, actions, liabilities, damages, expenses, diminution in value or deficiencies of any kind or character including all interest and other amounts payable to third parties, all liabilities on account of Taxes and all reasonable legal fees and expenses and other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.
“Material Adverse Effect” means any circumstance, matter, condition, development, change, event, occurrence, state of affairs, or effect that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or liabilities, financial condition or properties of the Project Company, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:
(a)    any change in general economic, political or business conditions;
(b)    changes resulting from acts of war or terrorism or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement;
(c)    changes or developments generally affecting the power services industry;
(d)    any changes in accounting requirements or principles imposed by GAAP after the date of this Agreement;
(e)    any changes in applicable Law after the date of this Agreement;
(f)    changes in the wind power industry that, in each case, generally affect companies in such industry;

App. A-1 - 5

provided that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (a) through (f) with respect to the Project Company, taken as a whole, relative to other similarly situated businesses in the wind power industry may be considered and taken into account in determining whether there has been a Material Adverse Effect.
“Material Contract” means (i) any Material Lease, (ii) the Contracts set forth in Part I of Appendix D, (iii) the LC Reimbursement Agreement, and (iv) any other Contract not otherwise set forth in Part I of Appendix D that affects the Operating Period to which the Project Company, is a party or by which the Project Company or any of its assets, is bound (A) providing for past or future payments by or to the Project Company in excess of $250,000 annually or $500,000 in the aggregate, (B) relating to any partnership, joint venture or other similar arrangement, (C) relating to any Indebtedness, (D) limiting the freedom of the Project Company to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, (E) with Seller or any of its Affiliates, (F) with either Purchaser or any of its Affiliates, (G) relating to the acquisition or disposition of any business or material portion thereof (whether by merger, sale of stock, sale of assets or otherwise), (H) that was not entered into in the ordinary course of business of the Project Company; or (I) the loss of which would result in a Material Adverse Effect.
“Material Contract Change” shall have the meaning set forth in Section 4.1(a).
“Material Leases” means all Leases related to the Wind Project (i) the loss of which would result in a reduction in production of the Wind Project or in its ability to deliver energy to the point of interconnection or would otherwise result in a Material Adverse Effect, or (ii) that are otherwise material to the operations of the Wind Project.
“Mortgage” shall have the meaning described in Part V of Appendix D.
“New B Member” shall have the meaning set forth in Part I of Appendix C.
“New B Member LLC Agreement” means the amended and restated limited liability company agreement of New B Member to be entered into by PSP and Pattern Finance, substantially in the form attached hereto as Exhibit A.
“New Holdings” shall have the meaning set forth in Part I of Appendix C.
“New Holdings Interest” shall have the meaning set forth in Part I of Appendix C.
“New Member Agreements” shall have the meaning set forth in Appendix B-6.
“Operating Period” means, in respect of the Wind Project, the period commencing on the Commercial Operation Date (however titled) under any power purchase agreement to which the Project Company is a party.
“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

App. A-1 - 6

“Organization Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and by-laws, (b) any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (c) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement, or (d) any other Person, documents of similar substance.
“Outside Closing Date” shall have the meaning set forth in Part III of Appendix B.
“Pattern Finance” means Pattern US Finance Company LLC, a Delaware limited liability company.
“Pattern Funding Date Guaranty” means the Guaranty made by Pattern for the benefit of Allianz Renewable Energy Partners of America, LLC, a Delaware limited liability company, pursuant to the ECCA.
“PEG Holdings” has the meaning set forth in Section 4.2(g)(ii).
“Percentage Portion” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C.
“Permitted Lien” means any of the following: (a) Liens for Taxes either not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Project Company’s balance sheet in accordance with GAAP; (b) inchoate mechanics’ and materialmen’s Liens for work in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business either for amounts not yet due or which have not been perfected, filed or registered in accordance with applicable Law against the Project Company, the Wind Project or the Project Company Real Property; (c) as to any Project Company Real Property, title defects, easements, rights of first refusal, restrictions, irregularities, encumbrances (other than for borrowed money), encroachments, servitudes, rights of way and statutory Liens that do not or would not reasonably be expected to materially impair the value or use by the Project Company of the Project Company Real Property; (d) reservations, limitations, provisos and conditions expressed in grants of real or immovable property that do not or would not reasonably be expected to materially impair the value or use by the Project Company of such real or immovable property; (e) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of the Project Company in the ordinary course of business; (f) Liens granted pursuant to the Financing Agreement (prior to the Discharge Date (as defined in the Financing Agreement) and to be discharged promptly following Closing) or the LC Reimbursement Agreement; and (g) Liens in respect of which the Project Company is insured against loss or damage pursuant to the Title Policy identified in Part II of Appendix D.
“Permit” means filings, registrations, licenses, permits, notices, technical assistance letters, decrees, certificates, approvals, consents, waivers, Orders, authorizations, agreements, directions, instructions, grants, easements, exemptions, exceptions, variances and authorizations to or from any Governmental Authority.

App. A-1 - 7

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, trust, business trust, estate, joint venture, unincorporated association, limited liability company, cooperative, Governmental Authority or other entity.
“Personal Property” means all office equipment, machinery, equipment, supplies, vehicles, tractors, trailers, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property owned by any of the Project Company used primarily in connection with ownership, maintenance or operation of the Wind Project.
“Post-Closing Contingency Receipt” shall have the meaning set forth in Part I of Appendix B.
“Power Purchase Agreement” shall have the meaning described in Part I of Appendix D.
“Project Company” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C of the Agreement.
“Project Company Interest” shall have the meaning set forth in Part I of Appendix C.
“Project Company Real Property” means all real property of the Project Company, together with all buildings, structures, improvements and fixtures of the Wind Project thereon, (i) held pursuant to a Material Lease or (ii) required to be set forth on Part II of Appendix C.
“Project Completion Account” has the meaning set forth in the ECCA.
“Project LLC Agreement” shall have the meaning set forth in Part IV of Appendix D.
“PSP Indemnified Party” shall have the meaning set forth in Section 6.1(c).
“PSP Parent” shall have the meaning set forth in Section 3.11.
“Purchase Price Adjustment” shall have the meaning set forth in Part I of Appendix B.
“Purchase Rights Agreements” means, collectively, (a) that certain Amended and Restated Purchase Rights Agreement dated as of June 16, 2017 by and among Seller, Pattern Energy Group Inc. and, solely with respect to Article IV thereof, Pattern Energy Group Holdings LP and Pattern Energy GP LLC, as such agreement is amended, modified or supplemented in accordance with its terms and (b) that certain Amended and Restated Purchase Rights Agreement dated as of June 16, 2017 by and among Pattern Energy Group 2 LP, Pattern Energy Group Inc. and, solely with respect to Article III thereof, Pattern Energy Group Holdings 2 LP and Pattern Energy Group Holdings 2 GP LLC, as such agreement is amended, modified or supplemented in accordance with its terms.
“Purchaser” shall have the meaning set forth in the preamble to this Agreement.
“Purchaser Indemnified Party” shall have the meaning set forth in Section 6.1(a).
“Purchaser’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

App. A-1 - 8

“Reimbursement Agreement” means the letter agreement between by and among the Purchasers, substantially in the form attached hereto as Exhibit B.
“Rules” shall have the meaning set forth in Section 7.4(b).
“Securities Act” shall have the meaning set forth in Section 2.10.
“Security Agreement Joinder” shall have the meaning set forth in Appendix B-2.
“Seller” shall have the meaning set forth in the preamble to this Agreement.
“Seller Affiliate” shall have the meaning set forth in the recitals to this Agreement.
“Seller Indemnified Party” shall have the meaning set forth in Section 6.1(b).
“Seller’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.
“Separate Purchase Price” shall have the meaning set forth in Section 1.1, and is more particularly described in Part I of Appendix B.
“Stillwater Energy” shall have the meaning set forth in Part I of Appendix C.
“Stillwater Member” shall have the meaning set forth in Part I of Appendix C.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Subsidiary Transferor” shall have the meaning set forth in Part I of Appendix C.
“Survival Period” shall have the meaning set forth in Part VI of Appendix B.
“Tax” or “Taxes” means, collectively all federal, provincial, territorial, state and local or foreign income, estimated, payroll, withholding, excise, sales, goods and services, harmonized, value-added, use, real and personal property, corporation, use and occupancy, business and occupation, mercantile, transfer, capital stock and franchise or other taxes, levies, duties, assessments, reassessments or other charges of any kind whatsoever (including interest, additions and penalties thereon), whether disputed or not.
“Tax Returns” means any return, declaration, notice, form, report, claim for refund or information return or statement relating to the determination, assessment, collection or payment of Taxes or to the administration, implementation or enforcement of or compliance with any legal requirement pertaining to Taxes, including, for greater certainty, any schedule or attachment thereto.
“Third Party Claim” shall have the meaning set forth in Section 6.5(a).
“Third Party Claim Notice” shall have the meaning set forth in Section 6.5(a).

App. A-1 - 9

“U.S. Allocation Statement” shall have the meaning set forth in Section 4.2(f).
“Wind Project” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part II of Appendix C of the Agreement.

App. A-1 - 10

APPENDIX A-2:

RULES OF CONSTRUCTION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting and shall be deemed to mean “include, without limitation”, “includes, without limitation” or “including, without limitation”.

7.	A reference to an Article, Section, Exhibit, Schedule or Appendix is to the Article, Section, Exhibit, Schedule or Appendix of this Agreement unless otherwise indicated.

8.
Any reference to “this Agreement”, “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.
Any reference to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

10.	References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.
This Agreement is the result of negotiations among, and has been reviewed by, Seller, Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties thereto, and no ambiguity shall be construed in favor of or against either Seller or Purchaser.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

App. A-2 - 1

APPENDIX B:
TRANSACTION TERMS AND CONDITIONS

Stillwater Transaction
I. Purchase Price
“Aggregate Purchase Price”:	$45,000,000.00
“Separate Purchase Price”:	PEGI: $22,950,000.00 PSP: $22,050,000.00
Currency:	US Dollars
“Purchase Price Adjustment”:	Not applicable.
Post-Closing Adjustment:	Not applicable
Deferred Purchase Price:	Not applicable

App. B - 1

Payment Mechanics and Payee Information:
Upon satisfaction of the conditions precedent to Closing, the Purchasers shall pay the Aggregate Purchase Price on the Closing Date in escrow subject to the terms and conditions of the side letter dated as of the date hereof between the Purchasers and Seller, which Aggregate Purchase Price will be used to make the Class B Capital Contribution. Contemporaneously with the payment of the Aggregate Purchase Price, the Class A Equity Investor shall make its Class A Capital Contribution and New B Member shall make its Class B Capital Contribution to New Holdings under the ECCA (together, the “Capital Contributions”) upon satisfaction of the other conditions precedent thereto on the Funding Date.

In accordance with the terms of the ECCA, immediately following the issuance of 49% of the membership interests in New B Member to PSP or its subsidiary, the conversion of the membership interest held by New B Member in New Holdings into the Class B Membership Interest and the issuance of the Class A Membership Interest to the Class A Equity Investor, the Capital Contributions shall be used by New Holdings to acquire the Project Company from Stillwater Energy. In accordance with Section 2.3 of the ECCA, the proceeds of the Capital Contributions shall be immediately applied to items (a) through (f) below:

(a) to pay in full all Transaction Expenses identified in the Flow of Funds Memorandum due and payable on the Funding Date;
(b) to pay in full any and all amounts then due and payable to the Financing Parties and the Secured Parties pursuant to the Financing Documents;
(c) to pay in full any and all amounts then due and payable to the BOP Contractors and the TSA Contractor;
(d) to pay any other amounts under the Principal Project Documents or other project documents due and payable on the Funding Date;
(e) to fund the Project Completion Account in an amount equal to the sum of (i) the Punchlist Amount, and (ii) any Transaction Expenses reasonably anticipated to be due and payable with respect to the Wind Farm after the Funding Date; and
(f) to fund working capital and any other reserves, if any, in each case, as set forth in the Base Case Model, into the accounts specified in the Flow of Funds Memorandum;
provided, that the proceeds of the Capital Contributions will be deemed to be paid to Stillwater Energy in satisfaction of the obligation to pay the purchase price for the membership interests in the Project Company and immediately applied to items (a)-(f) above. For purposes of this section, each term used in clauses (a)-(f) above or in the final paragraph below that is not otherwise defined herein shall have the applicable meaning set forth in the ECCA.

App. B - 2

The balance of the Aggregate Purchase Price, if any, will be paid to Seller in accordance with the Flow of Funds Memorandum:

Following the Funding Date, the amounts remaining in the Project Completion Account shall be applied to pay amounts due to the applicable BOP Contractor and the TSA Contractor, as and when due under the applicable BOP Contract and the Turbine Supply Agreement, respectively, and other amounts related to the construction of the Wind Farm, if any, due under the other Principal Project Documents, and any Transaction Expenses which become due and payable after the Funding Date. Pursuant to Section 5.02(f)(i) of the Project LLC Agreement, after satisfaction of all obligations described above to be paid from the funds on deposit in the Project Completion Account, the remaining funds on deposit in the Project Completion Account will be distributed by the Project Company to New Holdings, by New Holdings one hundred percent (100%) to New B Member and by New B Member to its members in accordance with Section 5.02 of the New B Member LLC Agreement.

II. Signing Date Deliverables
Seller’s Signing Date Deliverables:	Not applicable
Purchaser’s Signing Date Deliverables:	Not applicable
III. Closing
Closing Location:	At the offices of Seller: 1088 Sansome Street San Francisco, CA 94111
Expected Closing Date:	November 20, 2018
Outside Closing Date:
December 13, 2018 (provided that if the Tax Equity Commitment Expiration Date (as defined in the ECCA) is extended pursuant to the terms of the ECCA, the Outside Closing Date hereunder shall automatically be extended by a period equal to such extension; provided, however, that in no event shall any such extension of the Outside Closing Date exceed ninety (90) days)

IV. Closing Deliverables & Conditions Precedent to Closing
Additional Closing Deliverables of Seller:
In addition to the closing deliverables set forth in Section 1.5(a) of the Agreement, Seller shall deliver, or cause to be delivered, to Purchasers the additional closing deliverables set forth in Appendix B-1.

Additional Closing Deliverables of Purchasers:
In addition to the closing deliverables set forth in Section 1.5(b) of the Agreement, Purchasers shall deliver, or cause to be delivered, to Seller the additional closing deliverables set forth in Appendix B-2.

Additional Conditions Precedent to Each Party’s Obligations to Close:
In addition to the conditions precedent set forth in Section 5.1 of the Agreement, the obligation of Purchasers and Seller to Close is subject to the additional conditions precedent set forth in Appendix B-3.

App. B - 3

Additional Conditions Precedent to Purchasers’ Obligations to Close:	In addition to the conditions precedent set forth in Section 5.2 of the Agreement, the obligation of Purchasers to Close is subject to the additional conditions precedent set forth in Appendix B-4.
Additional Conditions Precedent to Seller’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.3 of the Agreement, the obligation of Seller to Close is subject to the additional conditions precedent set forth in Appendix B-5.
V. Additional Termination Rights
By Either Party:	Not applicable
By Purchasers:	Not applicable
By Seller:	Not applicable
VI. Indemnification Provisions
Additional Seller Indemnity Obligations:	Not applicable
Additional Purchasers Indemnity Obligations:	Not applicable
Survival Period:
Until the date that is 12 months after the Closing, except for (i) the representations and warranties in Sections 2.1, 2.2, 2.3(a), 2.6 and 2.11 of the Agreement, and paragraphs 1, 2, 3(a), 6 and 10 in Appendix B-6, and any claim for any breach of any representation or warranty involving actual fraud or willful misrepresentation, which shall survive until the expiration of the relevant statute of limitations, (ii) the representation and warranty in Section 2.18 with respect to the Indebtedness of the Project Company, which shall survive until the date that is the later of: (A) 6 months after the Closing; and (B) 3 months following the completion of New Holdings’ first annual audited financial statements presenting the consolidated position of New Holdings and the Project Company, and (iii) the representations and warranties in Section 2.9 of the Agreement and paragraph 9 in Appendix B-6 which shall survive until the date that is 60 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for Tax, interest or penalties under applicable Law in respect of any taxation year to which such representations and warranties relate could be issued to the Project Company (the “Survival Period”).

Limitation on Liability:	“Basket Amount”:	1% of the Aggregate Purchase Price
	“Seller’s Maximum Liability”:	11% of the Aggregate Purchase Price
	“Purchaser’s Maximum Liability”:	11% of the Aggregate Purchase Price

App. B - 4

Additional Refund or Reimbursement Obligations:	By Purchasers or Purchaser Indemnified Party: 1. None By Seller or Seller Indemnified Party: 1. None
VII. Additional Transaction Terms
Required Governmental Approvals:
1.    Committee on Foreign Investment in the United States
2.    FERC - Order Granting Application for Authorization for Disposition of Jurisdictional Facilities and requests for Waivers, Confidential Treatment, and Expedited Consideration, filed by Stillwater Wind, LLC pursuant to Section 203 of the Federal Power Act

Persons with Knowledge:
Seller’s Persons with Knowledge: Daniel Elkort, Christian Hackett, Dianne Van Siclen, Graeme Agate, Michael Thompson, Blake Rasmussen, John Welch, Natalie McCue, Allan Wynn, Jeremy Rosenshine, Chris Shugart and Nelson Shim
PEGI’s Persons with Knowledge: Esben Pederson, Michael Lyon and Dyann Blaine

PSP’s Persons with Knowledge: Guthrie Stewart and Patrick Samson

Additional Assignment Rights:	Assignment Rights of Seller: None Assignment Rights of Purchaser: None
Governing Law:	New York

App. B - 5

Notice Information:	To Seller:	c/o Pattern Energy Group 2 LP 1088 Sansome Street San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900
	To PEGI:	c/o Pattern Energy Group Inc. 1088 Sansome Street San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900
To PSP:
c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West.
Suite 1400
Montréal, Québec
Canada H3B 5E9
Attention: Managing Director, Infrastructure Investments
Facsimile: (514) 937-0403
E-mail: vertuousenergy@investpsp.ca and legalnotices@investpsp.ca with a copy to:

Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College
26th Floor
Montreal, Québec
Canada H3A 3N9
Attention: Franziska Ruf
Facsimile: (514) 841-6499
E-mail: fruf@dwpv.com

App. B - 6

APPENDIX B-1:
ADDITIONAL CLOSING DELIVERABLES OF SELLER

1.	Financial Statements

2.
A properly executed certificate from the Seller in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller (or, as the case may be, the Subsidiary Transferor) is not a “foreign person” as defined in Section 1445 of the Code.

App. B-1 - 1

APPENDIX B-2:
ADDITIONAL CLOSING DELIVERABLES OF PURCHASERS
In the case of PEGI:

1.	A counterpart signature page to the New B Member LLC Agreement, executed by Pattern Finance

2.	A counterpart acknowledgment to the Reimbursement Agreement, executed by PEGI

3.	Copies or originals of the following fully executed documents:

a.	Certificate of Formation of New B Member

b.	Certificate of Formation of New Holdings

c.	a copy of the original membership interest certificate representing 100% of the membership interests in New Holdings in the name of New B Member

a.	the joinder to the ECCA (“ECCA Joinder”) executed by New B Member and New Holdings

b.	the Pattern Funding Date Guaranty, as contemplated by Section 5.3(b) of the ECCA

c.	a copy of the fully executed Project LLC Agreement, as contemplated by Section 5.3(a) of the ECCA

d.
the joinder to the Pledge and Security Agreement, dated as of March 9, 2018, by and among Stillwater Member, Stillwater Energy, the Project Company and Société Générale, in its capacity as the Collateral Agent (as defined therein) (the “Security Agreement Joinder”) executed by New B Member and New Holdings

e.
a joinder to the Consent and Agreement, dated as of March 9, 2018, by and among Stillwater Energy, Stillwater Member, Allianz Renewable Energy Partners of America LLC and Société Générale, in its capacity as the Collateral Agent (as defined therein) (the “ECCA Consent Joinder”) executed by New B Member and New Holdings

f.
the Grantor Supplement (as defined in the Collateral Agency and Intercreditor Agreement, dated as of March 9, 2018, by and among the Project Company, Stillwater Energy, Stillwater Member and Société Générale, in its capacities as the Administrative Agent, the Collateral Agent and the LC Administrative Agent (each as defined therein)) (the “Grantor Supplement”) executed by New B Member and New Holdings

4.
Copies of legal opinions, certificates and other closing deliverables required to be delivered by or on behalf of PEGI as the Pattern Guarantor (as defined in the ECCA) to the Class A Equity Investor on or prior to the Funding Date, pursuant to Section 5.3 of the ECCA

In the case of PSP:

App. B-2 - 1

1.	A counterpart signature page to the New B Member LLC Agreement, executed by PSP

2.	A counterpart signature page to the Reimbursement Agreement, executed by PSP Parent

App. B-2 - 2

APPENDIX B-3:
ADDITIONAL CONDITIONS PRECEDENT TO
EACH PARTY’S OBLIGATIONS TO CLOSE

1.	Receipt of the required Governmental Approval(s) identified in Part VII of Appendix B

App. B-3 - 1

APPENDIX B-4:
ADDITIONAL CONDITIONS PRECEDENT TO
PURCHASERS’ OBLIGATIONS TO CLOSE

1.
Receipt by Purchasers of a copy of each Tax Equity Document, each Principal Project Document and each legal opinion, certificate and other closing deliverables (solely with respect to PEGI, excluding any deliverables being provided by or on behalf of PEGI as the Pattern Guarantor) being delivered to the Class A Equity Investor on or prior to the Funding Date, pursuant to Section 5.3 of the ECCA (excluding (i) the bring-down of the tax opinion being delivered to the Class A Equity Investor pursuant to Section 5.3(i) of the ECCA, (ii) the Appraisal addressed and delivered solely to the Class A Equity Investor pursuant to Section 5.3(cc)(ii) of the ECCA and (iii) any other document, legal opinion, certificate or other closing deliverable that by its terms prohibits disclosure thereof to the Purchasers). For purposes of this paragraph 1, defined terms used but not otherwise defined herein shall have the applicable meaning set forth in the ECCA.

2.
Seller has provided to Purchasers satisfactory confirmation from NorthWestern Corporation that Project Company has paid, or has caused to be paid all delay liquidated damages owing under Section 7.4 of the Power Purchase Agreement, or that such delay liquidated damages shall be paid on the Funding Date (as contemplated by the Flow of Funds Memorandum), or from the Project Completion Account.

3.
Seller has provided to Purchasers satisfactory confirmation that Project Company has paid, or has caused to be paid, the “Final Installment” of the “Purchase Price”, or that such Final Installment shall be paid on the Funding Date (as contemplated by the Flow of Funds Memorandum), or from the Project Completion Account. For purposes of this paragraph 3, defined terms used but not otherwise defined herein shall have the applicable meaning set forth in the Membership Interest Purchase Agreement, dated as of May 24, 2017 (the “WKN MIPA”), as amended, between Pattern Renewables 2 LP, a Delaware limited partnership (“PRLP2”) and Windkraft Nord USA, Inc., a Nevada corporation (“WKN”)

App. B-4 - 1

APPENDIX B-5:
ADDITIONAL CONDITIONS PRECEDENT TO
SELLER’S OBLIGATIONS TO CLOSE
Seller shall have received the amount of the Aggregate Purchase Price necessary for New Holdings to acquire the membership interests in the Project Company in accordance with the terms and conditions of the ECCA.

App. B-5 - 1

APPENDIX B-6:
ADDITIONAL REPRESENTATIONS AND WARRANTIES
OF PEGI
Except as set forth in, or qualified by any matter set forth in, the Schedules attached to this Agreement, PEGI hereby represents and warrants to Seller and PSP as set forth in this Appendix B-6 as of (a) the date hereof and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Appendix B-6 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.
1.    Organization and Status. Each of New B Member and New Holdings is a legal entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation with all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.    Power; Authority; Enforceability. Each of New B Member and New Holdings has the legal capacity and power to enter into, deliver and perform its obligations under the ECCA Joinder, the Security Agreement Joinder, the ECCA Consent Joinder, the Grantor Supplement and, as of the Funding Date (as defined in the ECCA), the Project LLC Agreement and any other agreement referred to in this Agreement to which New B Member or New Holdings is a party (collectively, the “New Member Agreements”) and has been duly authorized, in accordance with its Organization Documents, to enter into, deliver and perform its obligations under each New Member Agreement. Each New Member Agreement has been duly executed and delivered by New B Member and New Holdings, as applicable, and constitutes the legal valid and binding obligation of New B Member and New Holdings, as applicable, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.
3.    No Violation. The execution, delivery and performance by each of New B Member and New Holdings of its obligations under the New Member Agreements do not, and will not, (a) violate any Governmental Rule to which New B Member or New Holdings is subject or the Organization Documents of New B Member or New Holdings, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon the Acquired Interests, New B Member or New Holdings, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which New B Member or New Holdings is a party or by which such Person is bound, (d) other than as set forth in Schedule 2.5, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel or require any Consent under any Material Contract or (e) other than as set forth in Schedule 2.5, require any notice under any Material Contract, except in the case of this clause (e), as would not reasonably be expected

App. B-6 - 1

to be material in the context of the Wind Project or otherwise prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.
4.    No Litigation. Neither New B Member nor New Holdings is a party to nor has it received written notice of any pending or, to the Knowledge of PEGI, threatened litigation, action, suit, proceeding or governmental investigation which would reasonably be expected to be material to New B Member or New Holdings or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by the New Member Agreements.
5.    Consents and Approvals. Except as set forth in Schedule 2.5, no Consent of any Governmental Authority is required by or with respect to New B Member, New Holdings, or any of their respective Subsidiaries in connection with the execution and delivery of the New Member Agreements by New B Member or New Holdings, or the consummation by New B Member or New Holdings of the transaction contemplated thereby, except for any Consents which if not obtained or made prior to the Closing would not reasonably be expected to prevent or impair or delay the consummation of the transactions contemplated by this Agreement and which can be reasonably expected to be obtained or made in the ordinary course after the Closing.
6.    Acquired Interests. Part I of Appendix C sets forth the equity capitalization (or proposed equity capitalization) of New B Member and New Holdings. All of the interests in New B Member and New Holdings described in Part I of Appendix C have been duly authorized, validly issued and are fully-paid and non-assessable and, except as set forth on Part I of Appendix C, there are no outstanding (i) equity interests or voting securities of New B Member or New Holdings, (ii) securities of New B Member or New Holdings convertible into or exchangeable for any equity interests or voting securities of New B Member or New Holdings, (iii) options or other rights to acquire from New B Member or New Holdings, or other obligation of New B Member or New Holdings to issue, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of New B Member or New Holdings, or any obligations of New B Member or New Holdings to repurchase, redeem or otherwise acquire any of the foregoing.
7.    Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of PEGI, threatened against, New B Member, New Holdings or any of their respective Subsidiaries. None of New B Member, New Holdings or any of their respective Subsidiaries (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or its assets, and to the Knowledge of PEGI, no application therefor is pending or threatened, (b) is insolvent or presumed to be insolvent under any law or is unable to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, or (d) has taken any action to approve any of the foregoing.
8.    Compliance with Law. To the Knowledge of PEGI, there has been no actual violation by New B Member or New Holdings of or failure by New B Member or New Holdings to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to be material and relates to the Wind Project or would otherwise reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
9.    Taxes.
(a)    Each of New B Member and New Holdings has been, at all times since its formation, a partnership or a disregarded entity for U.S. federal income tax purposes.

App. B-6 - 2

(b)    No jurisdiction or authority in or with which New B Member or New Holdings does not file Tax Returns has alleged that they are required to file such Tax Returns.
(c)    Each of New B Member and New Holdings has timely filed all Tax Returns that it is required to file, has timely paid or has caused to be timely paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and, to the extent such Taxes are not due, has established or caused to be established reserves that are adequate for the payment thereof as required by GAAP.
(d)    Each of New B Member and New Holdings has withheld from each payment made to any Person, all amounts required by applicable law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authorities.
(e)    Each of New B Member and New Holdings has charged, collected and remitted on a timely basis all Taxes as required under applicable laws on any sale, supply or delivery whatsoever, made by it.
(f)    Each of New B Member and New Holdings has maintained and continues to maintain at its place of business all records and books of account required to be maintained under applicable Law, including laws relating to sales and use Taxes.
(g)    No reassessments of the Taxes of New B Member or New Holdings have been issued and are outstanding. None of the New B Member, New Holdings or any of their respective Subsidiaries has received any indication from any Governmental Authority that an assessment or reassessment of New B Member or New Holdings is proposed in respect of any Taxes, regardless of its merits. None of New B Member or New Holdings has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.
10.    Broker’s Fees. Except for any fees or commissions due to Evercore Group, L.L.C. as the financial advisor to the Conflicts Committee of the PEGI board of directors, none of New B Member, New Holdings or any of their respective Subsidiaries has any liability or obligation for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
11.    Real Property. Neither New B Member nor New Holdings owns any real property.
12.    Employees. Neither New B Member nor New Holdings has, and has ever had, any employees.
13.    Employee Benefits. Neither New B Member nor New Holdings has, and has ever had, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).
14.    Labor Matters. Neither New B Member nor New Holdings is a party to any collective bargaining agreement with a labor union or organization or any other Contract with any labor union or other employee representative of a group of employees.
15.    Affiliate Transactions. Except as disclosed on Appendix E, there are no transactions, contracts or liabilities between or among (a) New B Member or New Holdings on the one hand, and (b) PEGI, any of its Affiliates or, to the Knowledge of PEGI, any current representative of New B Member, New

App. B-6 - 3

Holdings, PEGI or its Affiliates, or any member of the immediate family of any such representative, on the other hand.
16.    New B Member and New Holdings. During the period from its formation through and including the Closing Date, New B Member has not had any assets or liabilities other than its ownership of the New Holdings Interest. During the period from its formation through and including the Closing Date, New Holdings has not had any assets or liabilities other than its ownership, as of the Closing Date, of the Project Company Interest.

App. B-6 - 4

APPENDIX B-7:
COVENANTS AND ACKNOWLEDGMENTS OF THE PARTIES

1.	On or prior to the Funding Date (as defined in the ECCA), PEGI will cause New B Member and New Holdings to execute each of the New Member Agreements, as applicable.

2.	On the Funding Date, Purchasers will execute (or cause their respective Affiliates or Subsidiaries to execute) the New B Member LLC Agreement.

3.
Seller acknowledges and agrees that, on or prior to the Funding Date, New B Member and New Holdings will execute (i) the ECCA Joinder; (ii) the Security Agreement Joinder; (iii) the ECCA Consent Joinder; and (iv) the Grantor Supplement.

4.
To the extent not paid on or prior to the Funding Date, within five (5) Business Days following the Closing Date, Seller will pay (or cause its Affiliates or Subsidiaries to pay) $250,000 to WKN with respect to the Phase 2 Project, as reflected in that certain letter agreement between PRLP2 and WKN. For purposes of this paragraph 4, defined terms used but not otherwise defined herein shall have the applicable meaning set forth in the WKN MIPA.

App. B-7 - 1

APPENDIX C:

ACQUIRED INTERESTS; OWNERSHIP STRUCTURE;
AND WIND PROJECT INFORMATION

STILLWATER TRANSACTION
I. Acquired Interests & Ownership Structure
Project Company:	Stillwater Wind, LLC, a Delaware limited liability company
Subsidiaries of Project Company:	None.
Holding Company	Stillwater New Energy Holdings LLC, a newly formed Delaware limited liability company (“New Holdings”)
Class B Member	Stillwater New B Member LLC, a newly formed Delaware limited liability company (“New B Member”)
Purchasers:	PEGI (indirectly acquired through Pattern Finance) and PSP
Acquired Interests:
PEGI (indirectly acquired through Pattern Finance):

51% of the membership interests in New B Member (which owns 100% of the membership interests in New Holdings), together with the right to execute the ECCA Joinder and the other joinder documents, which will give New Holdings the right to acquire 100% of the Project Company upon satisfaction of the conditions in the ECCA.

PSP:

49% of the membership interests in New B Member (which owns 100% of the membership interests in New Holdings), together with the right to execute the ECCA Joinder and the other joinder documents, which will give New Holdings the right to acquire 100% of the Project Company upon satisfaction of the conditions in the ECCA.

Note: upon satisfaction of the funding conditions under the ECCA, the membership interests in New Holdings will be converted to the Class B Membership Interests and Class A Membership Interest will be issued to the tax equity investor as described in the ECCA.

“Subsidiary Transferor(s)”:	Stillwater Energy Holdings LLC, a Delaware limited liability company (“Stillwater Energy”)

App. C - 1

Direct or Indirect Co-Owners of Project Company:
As of the date hereof, Seller indirectly owns 100% of the membership interests of Stillwater B Member LLC, a Delaware limited liability company (“Stillwater Member”), which in turn owns 100% of the membership interests of Stillwater Energy, which in turn owns 100% of the membership interests of the Project Company.
At the time of execution of this Agreement, New Holdings and New B Member will execute the ECCA Joinder, pursuant to which New B Member will have all the rights and obligations of the Class B Member under the ECCA (including, without limitation, the obligation to make the Class B Capital Contribution) and New Holdings will have all the rights and obligations of the Company under the ECCA (including, without limitation, the obligation to purchase the Project Company).
As further described in Appendix B above, on the Closing Date, the Purchasers shall pay the Aggregate Purchase Price in escrow subject to the terms and conditions of the side letter dated as of the date hereof between the Purchasers and the Seller, which Aggregate Purchase Price will be used to make the Class B Capital Contribution. On the Funding Date, upon satisfaction of the conditions precedent thereto set out in the ECCA, the Capital Contributions made by each of New B Member and the Class A Equity Investor to New Holdings will be used to acquire 100% of the membership interest of the Project Company from Stillwater Energy (the “Project Company Interest”) in accordance with the terms and conditions of the ECCA.

On the Funding Date under the ECCA (which will occur simultaneously with the Closing):

1.    PEGI will indirectly hold 51% of the membership interests in New B Member;

2.    PSP will hold 49% of the membership interests in New B Member;

3.    The Class A Equity Investor will hold 100% of the Class A Membership Interest (as defined in the ECCA) in New Holdings; and

4.    New B Member’s interest in New Holdings will be converted into the Class B Membership Interest and New B Member will hold 100% of such Class B Membership Interest (the “New Holdings Interest”).

Immediately following steps 1-4 above, New Holdings will acquire 100% of the membership interest of the Project Company.

II. Wind Project Information
Wind Project:
Expected nameplate capacity: 79.75 MW

Location: Stillwater County, Montana

Turbine manufacturer: Siemens Gamesa Renewable Energy, Inc.

Number and type of turbines: 31 turbines (five SWT-2.3-108 wind turbine generators and twenty-six SWT-2.625-120 wind turbine generators)

App. C - 2

Commercial Operation Date of Wind Project:	October 26, 2018
Permits & Governmental Approvals:	See attached Appendix C-1 and Schedule 3.5.
Legal description of Wind Project site (i.e., real property description):	See attached Appendix C-2 and the meets-and-bounds description separately provided to Purchasers.

App. C - 3

APPENDIX C-1: PERMITS & GOVERNMENTAL APPROVALS

PART A: COMPLETED PERMITS

No.	Document
1.	Thirty-one (31) “Determination of No Hazard” letters, issued by the Federal Aviation Administration, which correspond to Aeronautical Study Numbers (“ASN”) as follows:
	2017-WTW-9408-OE	2017-WTW-9421-OE	2017-WTW-9444-OE
	2017-WTW-9409-OE	2017-WTW-9422-OE	2018-WTW-2163-OE
	2017-WTW-9410-OE	2017-WTW-9423-OE	2018-WTW-5434-OE
	2017-WTW-9411-OE	2017-WTW-9424-OE	2018-WTW-5435-OE
	2017-WTW-9412-OE	2017-WTW-9426-OE	2018-WTW-7380-OE
	2017-WTW-9413-OE	2017-WTW-9427-OE
	2017-WTW-9414-OE	2017-WTW-9428-OE
	2017-WTW-9415-OE	2017-WTW-9429-OE
	2017-WTW-9416-OE	2017-WTW-9434-OE
	2017-WTW-9417-OE	2017-WTW-9435-OE
	2017-WTW-9418-OE	2017-WTW-9436-OE
	2017-WTW-9419-OE	2017-WTW-9437-OE
	2017-WTW-9420-OE	2017-WTW-9438-OE
2.	“Determination of No Hazard” letter for meteorological tower: ASN 2017-WTW-9445-OE
3.
Letter dated October 5, 2017 from the National Telecommunications and Information Administration re. Stillwater Project: Stillwater County, MT stating no federal agency identified any concerns regarding blockage of their radio frequency transmissions

4.	Stillwater County, Montana – Contract for Maintenance and Repair of Stillwater County Roads by Stillwater Wind, LLC. Executed by Stillwater County on November 26, 2017.
5.
Stillwater County, Montana - Stillwater Wind Project Noxious Weed Management Plan dated November 9, 2017, as required under the Montana County Weed Control Act.

Plan accepted by Stillwater County on November 14, 2017.

6.
Montana Department of Environmental Quality (“MTDEQ”) - General Permit for Storm Water Discharges Associated with Construction Activity (SWC-GP) No. MTR107104 (re Notice of Intent dated November 14, 2017)

7.	MTDEQ – Montana Air Quality Permit for Concrete Batch Plant, decision dated February 9, 2018, Permit No. 5195-00
8.	State of Montana Department of Transportation (“MTDOT”) - Highway Encroachment Permit (I90). Permit No. 5951
9.	Federal Energy Regulatory Commission (“FERC”) – Docket No. QF17-1481 Qualifying Facility Application Form 556 and FERC Acceptance for Filing dated September 12, 2017 and amended on March 19, 2018

App. C-1 - 1

10.	FAA Form 7460-2, Notice of Actual Construction or Alteration, Part 2, filed by Stillwater Wind, LLC for the following ASNs:
	ASN Number	Date Filed
	2017-WTW-9408-OE	September 14, 2018
	2017-WTW-9409-OE	September 7, 2018
	2017-WTW-9410-OE	September 7, 2018
	2017-WTW-9411-OE	August 31, 2018
	2017-WTW-9412-OE	August 24, 2018
	2017-WTW-9413-OE	August 17, 2018
	2017-WTW-9414-OE	August 17, 2018
	2017-WTW-9415-OE	August 10, 2018
	2017-WTW-9416-OE	August 10, 2018
	2017-WTW-9417-OE	August 10, 2018
	2017-WTW-9418-OE	August 10, 2018
	2017-WTW-9419-OE	August 24, 2018
	2017-WTW-9420-OE	August 31, 2018
	2017-WTW-9421-OE	August 31, 2018
	2017-WTW-9422-OE	September 7, 2018
	2017-WTW-9423-OE	September 7, 2018
	2017-WTW-9424-OE	September 7, 2018
	2017-WTW-9426-OE	August 3, 2018
	2017-WTW-9427-OE	August 3, 2018
	2017-WTW-9428-OE	August 3, 2018
	2017-WTW-9429-OE	July 27, 2018
	2017-WTW-9434-OE	July 27, 2018 (Refile)
	2017-WTW-9435-OE	July 20, 2018
	2017-WTW-9436-OE	July 21, 2018
	2017-WTW-9437-OE	July 13, 2018
	2017-WTW-9438-OE	July 9, 2018
	2017-WTW-9444-OE	July 8, 2018
	2018-WTW-2163-OE	September 14, 2018
	2018-WTW-5434-OE	June 29, 2018
	2018-WTW-5435-OE	July 27, 2018 (Refile)
	2018-WTW-7380-OE	July 27, 2018
11.	FAA Form 7460-2, Notice of Actual Construction or Alteration, Part 2, filed by Stillwater Wind, LLC for the following met tower ASN:
	ASN Number	Date Filed
	2017-WTW-9445-OE	July 31, 2018
12.	Stillwater County On-Site Wastewater Treatment System Permit issued to Svenson Ranch Inc., Permit No. 18-17, issued September 10, 2018
13.	Building Permit issued to Dick Anderson Construction for Stillwater Wind, LLC, Permit No. 2018-BLDG-000330, dated June 11, 2018

App. C-1 - 2

14.
North American Electric Reliability Corporation (“NERC”) Notice of Generator Operator and Generator Owner and updates thereof issued to Pattern Operators LP (NERC Compliance Registry (“NCR”) number NCR11808) to add Stillwater Wind LLC to its footprint, accepted September 7, 2018 and effective as of October 15, 2018

15.	Montana Air Quality Permit No. 3368-01 issued to Century Companies, Inc., final on March 02, 2012 (Rock Crusher)
16.	Montana Department of Natural Resources & Conservation (“DNRC”) Notice of Completion of Groundwater Development (under 10 AC-FT per year) filed on November 7, 2018
17.
FERC - Notice of Self-Certification of Exempt Wholesale Generator Status submitted on August 7, 2018, Docket No. EG18-119-000; Notice of Effectiveness of Self-Certification of Exempt of Exempt Wholesale Generator Status, notice received November 16, 2018

18.	Order from FERC pursuant to Section 205 of the Federal Power Act granting Market-Based Rate Authority issued September 25, 2018, Docket No. ER18-2158-000
19.
FERC - Order Granting Application for Authorization for Disposition of Jurisdictional Facilities and requests for Waivers, Confidential Treatment, and Expedited Consideration, filed by Stillwater Wind, LLC pursuant to Section 203 of the Federal Power Act, dated November 16, 2018, Docket No. EC19-4-000

PART B: PERMITS TO BE OBTAINED

No.	Document
1.	Notice of Termination to MTDEQ pursuant to SWC-GP No. MTR107104
2.	MTDEQ Pollutant Discharge Elimination System (MPDES) Permit for Storm Water Discharges (if required for post construction operations)
3.	US Fish and Wildlife Service Incidental Take Permit (“ITP”) under the Bald and Golden Eagle Protection Act, together with National Environmental Policy Act approval (if ITP application made)
4.	“Determination of No Hazard” letter, to be issued by the FAA, for ASN 2018-WTW-14009-OE (WTG No T27). Prior ASN 2017-WTW-9434-OE

App. C-1 - 3

APPENDIX C-2: LEGAL DESCRIPTION OF WIND PROJECT SITE

Containing 10,253.03 Acres of Land, More or Less (Phase I)

Tract 1
Fee Owner: Kevin D. Halverson and Shirley D. Halverson, as Joint Tenants

Township 1 North, Range 18 East, P.M.M., Stillwater County, Montana
Section 5: Lots 1, 2, 3, 4 (N1/2N1/2), S1/2N1/2, S1/2 (All)

Tract 2
Fee Owner: Svenson Ranch, Inc., a Montana corporation

Township 1 North, Range 18 East, P.M.M., Stillwater County, Montana
Section 2:    SW¼SW¼
Section 3:    All

Section 4:	All, Less and Except Parcel A and Parcel B as shown on Certificate of Survey No. 351776
Section 8:    All
Section 9:    All
Section 10:    N½, SW¼
Section 11:    All
Section 14:    N½
Section 15:    All
Section 17:    All
Section 18:    E½
Section 22:    All

Township 2 North, Range 18 East, P.M.M., Stillwater County, Montana
Section 33:    All
Section 34:    All

Tract 3
Fee Owner: Mothershead Living Trust, Margaret Mothershead as Trustee

Township 2 North, Range 18 East, P.M.M., Stillwater County, Montana
Section 28:     All

[CONTINUED ON FOLLOWING PAGE]

App. C-2 - 1

Tract 4
Fee Owner: Stillwater Wind, LLC, a Delaware limited liability company

Township 1 North, Range 18 East, P.M.M., Stillwater County, Montana
Section 4:
“Parcel A” of the Svenson Ranch Substation, depicted on Certificate of Survey No. 351776, filed on June 18, 2012 in the records of the Clerk and Recorder of Stillwater County, Montana, being described as a parcel of land located in the SW1/4SE1/4 and in the SE1/4SW1/4 of Section 4, Township 1 North, Range 18 East, P.M.M., County of Stillwater, State of Montana, being more fully described by metes and bounds as:

Commencing at the Southeast section corner of Section 4, T1N, R18E, P.M.M., thence N77deg58’50”W-2612.98 feet to the TRUE POINT OF BEGINNING, thence first course, N84deg45’36”W-350.00 feet, thence second course, N05deg14’24”E-300.00 feet, thence third course, S84deg45’36”E-350.00 feet, thence fourth and final course, S05deg14’24”W-300.00 feet to the point of the beginning.

Said “Parcel A” containing 105,000 square feet, being 2.41 acres of land, more or less.

Tract 5
Fee Owner: Clarence F. Phipps, III

Township 2 North, Range 18 East, P.M.M., Stillwater County, Montana
Sec 22:     All
Sec 27:     All

App. C-2 - 2

APPENDIX D: DOCUMENTS & KEY COUNTERPARTIES

Stillwater Transaction
I. Material Project Agreements & Key Counterparties
Balance of Plant Agreement (Civil):	Engineering Procurement and Construction Agreement (Civil and Mechanical Work Scope), dated as of November 30, 2017, between the Project Company and Dick Anderson Construction, Inc.
Balance of Plant Contractor (Civil):	Dick Anderson Construction, Inc.
Balance of Plant Agreement (Electrical):	Engineering Procurement and Construction Agreement (Electrical Work Scope), dated as of November 30, 2017, between the Project Company and EPC Services Company.
Balance of Plant Contractor (Civil):	EPC Services Company
Interconnection Agreement:	Standard Large Generator Interconnection Agreement, dated as of July 20, 2017 and effective as of November 14, 2017, between the Project Company and NorthWestern Corporation.
Interconnection Provider:	NorthWestern Corporation
Management, Operation and Maintenance Agreement (MOMA):	Management, Operation and Maintenance Agreement, dated as of March 9, 2018, between the Project Company and Pattern Operators LP.
MOMA Operator:	Pattern Operators LP
Power Purchase Agreement:
Qualifying Facility Power Purchase Agreement, dated as of December 16, 2016, between WKN Montana II, LLC and NorthWestern Corporation, d/b/a NorthWestern Energy, as assigned to the Project Company pursuant to an Assignment and Assumption Agreement, dated as of June 30, 2017, between the Project Company and WKN Montana II, LLC, and as amended by that certain First Amendment to Power Purchase Agreement, dated as of June 30, 2017, between the Project Company and NorthWestern Corporation, d/b/a NorthWestern Energy, and as further amended by that certain Second Amendment to the Qualifying Facility Power Purchase Agreement, dated as of October 27, 2017, between the Project Company and NorthWestern Corporation, d/b/a NorthWestern Energy (the “Power Purchase Agreement”).

Power Purchaser:	NorthWestern Corporation, d/b/a NorthWestern Energy

App. D - 1

Project Administration Agreement:	Project Administration Agreement, dated as of March 9, 2018, between the Project Company and Pattern Operators LP.
Project Administrator:	Pattern Operators LP
Transformer Purchase Agreement
Main Power Transformer(s) Purchase Agreement, dated as of November 10, 2017, between the Project Company and HICO America Sales & Technology, Inc., as amended by that certain Amendment No. 1 to Main Power Transformer(s) Purchase Agreement, dated as of December 14, 2017, by and between the Project Company and HICO America Sales & Technology, Inc., as amended by that certain Amendment No. 2 to Main Power Transformer(s) Purchase Agreement, dated as of December 22, 2017, by and between the Project Company and HICO America Sales & Technology, Inc.

Transformer Supplier:	HICO America Sales & Technology, Inc.
Turbine O&M Agreement:	Service and Maintenance Agreement, dated as of March 9, 2018, between the Project Company and Siemens Gamesa Renewable Energy, Inc. (f/k/a Siemens Wind Power, Inc.).
Turbine O&M Provider:	Siemens Gamesa Renewable Energy, Inc. (f/k/a Siemens Wind Power, Inc.)
Turbine Supply Agreement:	Wind Turbine Generator and Tower Supply and Commissioning Agreement, dated as of February 15, 2018, by and between the Project Company and Siemens Gamesa Renewable Energy, Inc.
Turbine Supplier:	Siemens Gamesa Renewable Energy, Inc.
2017 WTG Assignment	Assignment and Assumption Agreement, dated as of March 9, 2018, between the Project Company and Pattern Renewables Development Company 2 LLC, a Delaware limited liability company
Pattern Western Development Bill of Sale:	Pattern Western Development Bill of Sale, dated as of March 9, 2018, between the Project Company and Pattern Western Development LLC.
Turbine Purchase and Sale Agreement:	Turbine Purchase and Sale Agreement, dated as of March 9, 2018, between the Project Company and Pattern Western Development LLC.
Turbine Purchase Order:	Turbine Purchase Order, dated as of March 9, 2018, by and between the Project Company, Pattern Western Development LLC and Siemens Gamesa Renewable Energy, Inc., as successor to Siemens Energy, Inc.

App. D - 2

Tax Abatement Agreement:
New or Expanding Industry Classification Application by the Project Company, as approved by the Board of Commissioners of Stillwater County, Montana on November 14, 2017, together with that certain Resolution 2017-52, dated as of November 14, 2017, by and between the Board of Commissioners of Stillwater County, Montana and the Project Company.

Certain other documents:	Not applicable
II. Reports, Other Deliverables and Consultants
Environmental Consultant:	Tetra Tech, Inc.
Environmental Report:
Phase I Environmental Site Assessment of the Stillwater Wind Energy Project, Stillwater and Sweet Grass Counties, Montana, dated December 13, 2017, and the Final Phase I Environmental Site Assessment, Stillwater Wind Energy Project, Stillwater and Sweet Grass Counties, Montana, dated October 31, 2018, in each case, prepared for the Project Company by Tetra Tech, Inc.

Independent Engineer:	DNV GL
Independent Engineer’s Report:	Stillwater Wind Farm: Technical Due Diligence Report, Document No. 10060971-HOU-R-01, Issue F, Status: Final, dated March 6, 2018 and the “construction supplement” to such report.
Title Company:	Stewart Title Guaranty Company
Title Policy:	ALTA Owner’s Policy of Title Insurance, Policy No. O-9301-004292158, dated March 9, 2018, together with the Reissue Title Policy (as defined in the ECCA).
Wind Consultant:	AWS Truepower, LLC
Wind Energy and Resource Assessment Report:
Energy Production Report for the Proposed Stillwater Wind Project, dated December 5, 2017, prepared for the Project Company, together with the Energy Production Report for the Proposed Stillwater Wind Project, dated September 10, 2018.

Insurance Consultant:	Moore-McNeil, LLC
Insurance Consultant’s Report:
Insurance Report Stillwater Wind, LLC, dated February 27, 2018, prepared for the Lenders, Letter of Credit Issuers and Tax Equity Investors, together with the Bringdown Insurance Report Stillwater Wind, LLC, dated November 7, 2018, prepared for the Class A Equity Investor and LC issuer.

Local Content Consultant:	Not Applicable
Local Content Report:	Not Applicable
Transmission Consultant:	Not Applicable
Transmission Consultant’s Report:	Not Applicable
Cost Segregation Consultant:	Not Applicable

App. D - 3

Appraiser:	Marshall & Stevens Inc.
III. Financing Arrangements
Financing Agreement
Financing Agreement, dated as of March 9, 2018,
by and between the Project Company, Société
Générale, SG Americas Securities, LLC and the
lenders set forth therein. (the “Financing Agreement”), to be entirely reimbursed by the Project Company prior to Closing.

LC Reimbursement Agreement:
Letter of Credit Reimbursement and Loan Agreement, dated as of March 9, 2018, by and among Stillwater Wind, LLC, the LC issuers and lenders from time to time party thereto and Société Générale (the “LC Reimbursement Agreement”).

Collateral Documents:
1. The Mortgage (as defined in Part V of Appendix D).

2. Pledge and Security Agreement, dated as of March 9, 2018, by and among Stillwater Member, Stillwater Energy, the Project Company and Société Générale, in its capacity as the Collateral Agent (as defined therein).

3. Depository Agreement, dated as of March 9, 2018, by and among Société Générale, in its capacities as the Administrative Agent, the Collateral Agent and the LC Administrative Agent (each as defined therein), the Project Company and Société Générale, as depository bank.

4. Special Deposit Account Control Agreement, dated as of March 9, 2018, among the Project Company, Société Générale and MUFG Union Bank, N.A.

5. Collateral Agency and Intercreditor Agreement, dated as of March 9, 2018, by and among the Project Company, Stillwater Energy, Stillwater Member and Société Générale, in its capacities as the Administrative Agent, the Collateral Agent and the LC Administrative Agent (each as defined therein).

6. Other Collateral Documents (as defined in the Financing Agreement) to be discharged at Closing and Security Documents (as defined in the LC Reimbursement Agreement).

Amendments to any document in this Part III of Appendix D	Excluding the amendment to the Mortgage reflected in Part V of Appendix D, not applicable.
IV. Equity and Co-Ownership Arrangements & Key Counterparties
Equity Capital Contribution Agreement (“ECCA”):	Equity Capital Contribution Agreement, dated as of March 9, 2018, by and among Stillwater Member, Stillwater Energy and Allianz Renewable Energy Partners of America LLC.

App. D - 4

Tax Equity Investor:	Allianz Renewable Energy Partners of America LLC (the “Class A Equity Investor”)
Project LLC Agreement:
Amended and Restated Limited Liability Company Agreement of New Holdings, to be dated as of the Funding Date (as defined in the ECCA) (as amended in accordance with its terms, the “Project LLC Agreement”)

V. Real Estate Documents

App. D - 5

1.    Mortgage, Assignment of Rents And Leases, Security Agreement, Financing Statement and Fixture Filing, dated as of March 9, 2018, by the Project Company in favor of Société Générale, in its capacity as the Collateral Agent, as amended by that certain Amendment of Mortgage, Assignment of Rents And Leases, Security Agreement, Financing Statement and Fixture Filing, effective as of November 14, 2018, whereby the Project Company has granted to the Collateral Agent a first priority Lien and security interest in and to the Site (as defined in the LC Reimbursement Agreement) (the “Mortgage”).
2.    The following agreements for the Wind Project; provided that capitalized terms not defined in this Part V of Appendix D and otherwise used in the description of any “Agreement” described below in this Part V of Appendix D shall have the meanings given in the description of the same “Agreement” (and from no other defined term on this Part V of Appendix D) in which such capitalized term is used
Tract 1
Unrecorded Wind Energy Agreement entered into as of December 7, 2017 by and between Kevin D. Halverson and Shirley D. Halverson (collectively “Halverson”) and Stillwater Wind, LLC, a Delaware limited liability company (“Developer”), as evidenced of record by Memorandum of Wind Energy Agreement effective as of December 7, 2017 by and between Halverson and Developer, recorded on December 12, 2017 under Document Number 370952, Official Public Records, Stillwater County, Montana.
Tract 2
First Amended and Restated Wind Energy Agreement dated November 5, 2018, but effective as of December 8, 2017, by and between Svenson Ranch, Inc., a Montana corporation (“Svenson”) and Developer, as evidenced of record by Memorandum of First Amended and Restated Wind Energy Agreement dated November 5, 2018, but effective as of December 8, 2017, by and between Svenson and Developer, recorded on November 9, 2018 under Document Number 373906, Official Public Records, Stillwater County, Montana.

Tract 3
Unrecorded Wind Energy Agreement entered into as of November 28, 2017 by and between Mothershead Living Trust (“Mothershead Trust”) and Developer, as evidenced of record by Memorandum of Wind Energy Agreement effective as of November 28, 2017 by and between Motherhead Trust and Developer, recorded on December 6, 2017 under Document Number 370878, Official Public Records, Stillwater County, Montana; Ratification of Wind Energy Agreements entered into as of March 2, 2018 by and between Margaret Mothershead, individually and as Trustee of the Mothershead Living Trust and as Co-Trustee of the Mothershead Family Trust, and Bob Dellinger, as Co-Trustee of the Mothershead Family Trust, recorded on March 2, 2018 under Document Number 371641, Official Records, Stillwater County, Montana.

Tract 4
Warranty Deed dated October 19, 2017 from WKN Montana II, LLC, a Montana limited liability company, as Grantor, to Developer, as Grantee, recorded November 14, 2017 under Document No. 370684 in the Official Public Records of Stillwater County, Montana, conveying to Grantee all of Grantor’s right, title and interest in and to “Parcel A” of the Svenson Ranch, Inc. Substation, as depicted on Certificate of Survey No. 351776, subject to the “Reverter” set forth in that certain Warranty Deed with Reverter dated October 9, 2012, recorded October 18, 2012 under Document No. 353071 in the Official Public Records of Stillwater County, Montana.

App. D - 6

Tract 5

Unrecorded Wind Energy Agreement entered into as of December 8, 2017 by and between Clarence F. Phipps, III (“Phipps”) and Developer, as evidenced of record by Memorandum of Wind Energy Agreement effective as of December 8, 2017 by and between Phipps and Developer, recorded on December 12, 2017 under Document Number 370956, Official Public Records, Stillwater County, Montana.

App. D - 7

APPENDIX E:
AFFILIATE TRANSACTIONS

No.	Document	Parties
1.	2017 WTG Assignment Agreement:	Assignment and Assumption Agreement, dated as of March 9, 2018, between the Project Company and Pattern Renewables Development Company 2 LLC.
2.	Class A Equity Investor Guaranty:	Guaranty by Allianz of America, Inc., dated as of March 9, 2018, in favor of Stillwater Member and Stillwater Energy.
3.	Class A Guarantor Consent:	Consent and Agreement, dated as of March 9, 2018, by and among Stillwater Energy, Stillwater Member, Allianz of America, Inc and Société Générale, in its capacity as the Collateral Agent.
4.	Intercreditor Agreement:
Collateral Agency and Intercreditor Agreement, dated as of March 9, 2018, by and among the Project Company, Stillwater Energy, Stillwater Member, and Société Générale, in its capacities as the Administrative Agent, the Collateral Agent and the LC Administrative Agent (each as defined therein).

5.	ECCA Consent:
Consent and Agreement, dated as of March 9, 2018, by and among Stillwater Energy, Stillwater Member, Allianz Renewable Energy Partners of America LLC and Société Générale, in its capacity as the Collateral Agent (as defined therein).

6.	Security Agreement:
Pledge and Security Agreement, dated as of March 9, 2018, by and among Stillwater Member, Stillwater Energy, the Project Company and Société Générale, in its capacity as the Collateral Agent (as defined therein).

App. E – 1

Schedule 2.5
Seller Consents and Approvals
None.

Schedule 2.5

Schedule 3.5
Purchaser Consents and Approvals

Following the submission of a joint voluntary notice by Purchasers and Seller to the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to the U.S. Defense Production Act of 1950 with respect to the transactions contemplated by this Agreement, CFIUS has completed its review or, if CFIUS initiates an investigation, its investigation of such transactions and made a determination that there are no unresolved national security concerns, the President of the United States of America shall not have taken action to block or prevent the consummation of such transactions and no requirements or conditions to mitigate any national security concerns shall have been imposed.

FERC - Order Granting Application for Authorization for Disposition of Jurisdictional Facilities and requests for Waivers, Confidential Treatment, and Expedited Consideration, filed by Stillwater Wind, LLC pursuant to Section 203 of the Federal Power Act

Schedule 3.5

Schedule 6.4(b)
Control of Defense of Third Party Claims
Not applicable.

Schedule 6.4(b) - 1